Exhibit 10.5

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OAP/VER VENTURE, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of OAP/VER Venture, LLC (the “Company”) is made and entered into as of this 12th day of November, 2021 (the “Effective Date”), by and between ORION OFFICE REIT LP, a Maryland limited partnership (the “Orion Member”), and OAP HOLDINGS LLC, a Delaware limited liability company (the “Investor Member”).

RECITALS

WHEREAS, the Company was formed by the filing of the Certificate of Formation on December 2, 2019 with the Secretary of State of Delaware in accordance with the Delaware Act (as defined below);

WHEREAS, the Investor Member and VEREIT Real Estate, L.P., a Delaware limited partnership (“VEREIT Member”) entered in that certain Limited Liability Company Agreement of the Company dated as of January 13, 2020, as amended by that certain First Amendment to the Limited Liability Company Agreement of the Company, dated as of September 2, 2020 (collectively, the “Original Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of April 29, 2021, by and among Realty Income Corporation, a Maryland corporation (“Realty Income”), Rams MD Subsidiary I, Inc., a Maryland corporation (“Merger Sub 1”), Rams Acquisition Sub II, LLC, a Delaware limited liability company (“Merger Sub 2”), VEREIT, Inc., a Maryland corporation (“VEREIT”), and VEREIT Operating Partnership, L.P., a Delaware limited partnership (“VEREIT OP”), (i) Merger Sub 2 has merged with and into VEREIT OP, with VEREIT OP continuing as the surviving entity (the “Partnership Merger”), and (ii) VEREIT has merged with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation (the “Merger” and, together with the Partnership Merger, the “Mergers”).

WHEREAS, in connection with the Mergers and pursuant to that certain Assignment of Membership Interest dated as of the Effective Date, the VEREIT Member assigned 100% of its Interest in the Company to the Orion Member and in connection therewith, the Orion Member was admitted to the Company as a substitute Member and the VEREIT Member ceased to be a Member of the Company (collectively, the “Assignment”); and

WHEREAS, all requirements to amend and restate the Original Agreement having been satisfied, the parties hereto now desire to amend and restate the Original Agreement in its entirety as set forth below and continue the Company without dissolution.

NOW, THEREFORE, upon the execution by the parties hereto of this Agreement, automatically and without any further action of any other Person, it is hereby acknowledged and agreed that (i) the Original Agreement is amended and restated in its entirety as set forth below, and (ii) the Company shall continue without dissolution under this Agreement and the Act.

ARTICLE 1
DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Acquisition Costs.” Those costs related to the acquisition of a Target Property, which includes, among other costs, the purchase price of such Target Property, legal fees and other professional fees, due diligence review costs, title insurance premiums, escrow charges, transfer taxes, and all fees and expenses relating to any proposed financing of such Target Property.

“Additional Capital Contributions.” Any Capital Contributions of the Members to the Company made in accordance with Section 8.4 of this Agreement.

“Additional Property.” A property identified in Exhibit B as an Additional Property or any Target Property acquired by the Company pursuant to the terms of Article 7 of this Agreement. In the case of one or more thereof, the “Additional Properties.”

“Additional Property Acquisition Contribution.” As defined in Section 8.3.

“Adjusted Capital Account Deficit.” With respect to each Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable Fiscal Year or other period, after giving effect to the following adjustments:

(a)       Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provisions of this Agreement or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)       Debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations.

“Administrative Member.” The Member designated as the Administrative Member pursuant to Section 5.5(a) of this Agreement. The Orion Member is the Initial Administrative Member.

“Administrative Member Financing Default.” Any Financing Default to the extent caused by the intentional act or omission of the Administrative Member, without the knowledge or prior approval of the other Member. For the avoidance of doubt, the Administrative Member’s obligation to expend its own funds on behalf of the Company, or to make any capital contribution to the Company, in the event that a Financing Default is threatened to occur due to a lack of funds held by the Company or any Subsidiary, will not constitute an Administrative Member Financing Default.

“Affiliate.” With respect to any Person, an Entity Controlling, Controlled by, or under common Control with such Person.

“Affiliated Contract.” Any contract, agreement, or arrangement between the Company and/or one or more Subsidiaries, on the one hand, and a Member or an Affiliate of any Member, on the other hand.

“Agreement.” This Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.

“Anti-Terrorism Laws.” As defined in Section 4.2(d).

“Applicable Employee Misconduct.” As defined in the definition of Excusable Employee Misconduct.

“Approved Budget.” Refers to any Company Operating Budget or Property Operating Budget approved by the Members pursuant to Section 5.4.

“Approval Rights.” A Member’s right to participate in the management of the Business, including the right to consent to, approve, or otherwise participate in any decisions or actions of or by the Company or the Members, but only to the extent expressly provided in this Agreement or in the Delaware Act. Each Member shall have Approval Rights appurtenant to its Membership Interest unless otherwise expressly provided in this Agreement, unless such Member is only an Economic Interest Owner, or unless any of its predecessors in interest with respect to its Membership Interest was an Economic Interest Owner only.

“Assignment.” As defined in the Recitals.

“Assumed Tax Liability.” The expected aggregate federal, state, and local tax liability of a Member attributable to items of income, gain, loss, and deduction allocated to such Member for income tax purposes (excluding allocations under Section 704(c) of the Code) for a given Fiscal Year, assuming the highest marginal federal, state, and local income or similar tax rate applicable to any Member as if such Member resides in New York, New York, taking into account the character of the relevant income or loss to such Member and the deductibility, if any, of any state, local, or foreign tax in computing any state or federal tax liability.

“Bankruptcy.” With respect to any Member or Guarantor, (a) a general assignment for the benefit of the creditors of such Person, (b) the appointment of a receiver, trustee, or custodian for all or any substantial part of the property and assets of such Person, or (c) the entry of an “order for relief” against such Person in, or the commencement by such Person of, any proceeding under present or future bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor’s rights.

“Breach.” A material breach of this Agreement not specifically enumerated under Section 5.5(c)(i)-(c)(viii), including without limitation, a failure by the Administrative Member to carry out its duties under this Agreement in substantial accordance with the Standard of Care, which failure or breach is not cured within fifteen (15) days after the breaching party receives written notice thereof from the non-breaching party (or if such breach is not curable within fifteen (15) days but the breaching party has exercised reasonable efforts to cure such breach within such fifteen (15) day period, the breaching party shall have an additional thirty (30) days in which to cure such breach so long as it diligently pursues the completion of such cure following written notice from the non-breaching party). For avoidance of doubt, notwithstanding anything provided in this Agreement, a Member’s failure to make an Additional Capital Contribution or an Additional Property Acquisition Contribution shall not constitute a Breach by such Member for purpose of this Agreement.

“Business.” As defined in Article 3.

“Business Day.” Any day of the week other than Saturday, Sunday, or a day which is a state or Federal holiday and on which financial institutions or post offices are generally closed in the State of New York or the State of Arizona.

“Business Plan.” As defined in Section 5.4(b)(i).

“Call Option Letter” In relation to a Property, the call option letter issued by the Title Holder to the Master Lessee in connection with the Master Lease for such Property.

“Capital Account.” A capital account maintained for each Member in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Regulations. Subject to the foregoing, a Member’s Capital Account generally shall be:

(a)       increased by (i) the amount of money contributed by such Member to the Company, including Company liabilities assumed by such Member, (ii) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to such Member of Net Profits (and items thereof) and items of income and gain that are specially allocated to such Member pursuant to Section 10.5; and

(b)       decreased by (i) the amount of money distributed to such Member by the Company, including such Member’s individual liabilities assumed by the Company, (ii) the fair market value of all property distributed to such Member by the Company (net of liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to such Member of Net Losses (and items thereof) and items of deduction or loss specially allocated to such Member pursuant to Section 10.5.

Upon the Transfer of an Economic Interest in the Company, the transferee shall succeed to the Capital Account of the transferor with respect to the Transferred Economic Interest.

“Capital Contribution.” With respect to each Member, the amount of cash or the agreed fair market value of property (net of liabilities secured by such property) paid in or transferred to the Company by that Member pursuant to Sections 8.1, 8.2, 8.3, or 8.4 of this Agreement.

“Capital Contribution Notice.” As defined in Section 8.4(b).

“Capital Transaction.” Sales, financings, and refinancings of any Property, the Company’s membership interest in any Subsidiary, or any Mezz Subsidiary’s interest in a Master Lessee, and transactions generating condemnation awards or payment of title insurance proceeds, or casualty loss insurance proceeds to the Company or any Subsidiary.

“Cause and “Cause Event.” As defined in Section 5.5(c).

“Certificate of Formation.” The Certificate of Formation of the Company, as originally filed and as subsequently supplemented, amended and/or restated from time to time.

“Code.” The Internal Revenue Code of 1986, as it may be amended from time to time, or any provision of succeeding law.

“Company.” As defined in the Introduction.

“Company Expenses.” Expenses incurred directly by the Company or the Subsidiaries, or by the Administrative Member on behalf of the Company or the Subsidiaries in accordance with the terms of this Agreement, which shall include, among other things, the legal and accounting expenses as may be incurred in the conduct of the Business or the Subsidiaries’ Business; respectively.

“Company Minimum Gain.” “Partnership minimum gain,” as defined in Section 1.704-2(d) of the Regulations. Subject to the foregoing, Company Minimum Gain shall equal the amount of gain, if any, which would be recognized by the Company with respect to each Nonrecourse Liability of the Company if the Company were to transfer the Company’s property which is subject to such Nonrecourse Liability in full satisfaction thereof and for no other consideration.

“Company Operating Budget.” As defined in Section 5.4(a)(i).

“Contributing Member.” As defined in Section 8.5.

“Control.” When used with respect to any specified Person, Control means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting interests, by contract or otherwise, and the terms Controlling and Controlled shall have meanings correlative to the foregoing.

“Deficiency.” As defined in Section 8.5.

“Delaware Act.” The Delaware Limited Liability Company Act, as amended from time to time.

“Depreciation.” For each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Administrative Member.

“Designated Individual.” Has the meaning assigned to it in Section 301.6223-1(b)(3) of the Regulations.

“Distributable Cash from Capital Transactions.” The total gross cash receipts of the Company derived from Capital Transactions involving the Company’s membership interest in any Subsidiary, a Mezz Subsidiary’s membership interest in a Master Lessee, or from distributions by any Subsidiary to the Company derived from Capital Transactions involving a Property, and from Reserves derived from Capital Transactions which the Administrative Member has determined are no longer needed to be retained, less any of such gross receipts (a) applied to the expenses (including Company Expenses) associated with any such Capital Transaction, including any expenses of restoration and repair in the case of a casualty or condemnation event, (b) set aside for Reserves pursuant to the provisions of this Agreement at the time of calculation of such Distributable Cash from Capital Transactions, or (c) applied to pay down any indebtedness of the Company or any Subsidiary associated with any such Capital Transaction in accordance with the terms of any Loan Documents or as otherwise mutually agreed by the Members. Distributable Cash from Capital Transactions shall be calculated on a Property-by-Property basis, based on the separate books and records maintained by the Company with respect to such Property and applicable Subsidiary pursuant to Section 11.2 hereof .

“Distributable Cash from Operations.” The total gross cash receipts of the Company (on a collective basis and not on a Property-by-Property basis) derived from all sources other than Capital Transactions, including but not limited to distributions from the Subsidiaries (other than distributions derived from Capital Transactions), together with any amounts that have been previously included in Reserves maintained by the Company which the Administrative Member has determined are no longer needed to be retained (excluding amounts arising from Capital Transactions that previously have been included in Reserves), less any of such gross receipts applied to (a) Operating Expenses, (b) any increases in Reserves maintained by the Company and the Subsidiaries pursuant to the provisions of this Agreement, or (c) the pay down of any indebtedness of the Company or any Subsidiary in accordance with the terms of applicable Loan Documents.

“Economic Interest.” A Member’s share of one or more of the Company’s Net Profits, Net Losses and rights to distributions of the Company’s assets pursuant to this Agreement and the Delaware Act, but specifically excluding any Approval Rights under this Agreement or the Delaware Act.

“Economic Interest Owner.” The owner of an Economic Interest only, without any Approval Rights.

“Effective Date.” As defined in the Introduction.

“Emergency Expenses.” Any expenditures determined by the Administrative Member in good faith to be necessary to prevent material injury to a Property, a Subsidiary or the Company or for the safekeeping, health and welfare of the occupants or invitees thereof from imminent or immediate harm.

“Entity.” A general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, estate, nominee, or other legal entity or organization, whether domestic or foreign.

“Entity Tax.” As defined in Section 16.12(f).

“Equity Investment Amount.” As of any time, with respect to each Property, an amount equal to the total net equity invested by the Members in such Property, being the sum of all Capital Contributions previously made by the Members to the Company which are allocated to such Property, less the aggregate amount of Distributable Cash from Capital Transactions previously distributed to the Members with respect to such Property pursuant to the terms of Section 9.2(a) or 9.2(b) and applied to the return of the Members’ Capital Contributions with respect to such Property. The current Equity Investment Amount for each Property is set forth on Exhibit B hereto.

“Event of Dissociation.” As defined in Section 13.1(b).

“Excusable Employee Misconduct.” The commission of an act described in Section 5.5(c), by an employee of the Administrative Member or an Affiliate thereof (the “Applicable Employee Misconduct”) if each of the following conditions is satisfied: (a)  the Applicable Employee Misconduct is committed without the prior actual knowledge of any executive officer of such Administrative Member or Affiliate (an “Executive Officer”); (b) promptly after any of the Executive Officers receiving actual knowledge of the Applicable Employee Misconduct, the Executive Officers provide notice to the Investor Member and cause the removal (at the expense of the Administrative Member or its Affiliate) of all employee(s) who committed the Applicable Employee Misconduct from any work with respect to the Company, any Subsidiary, and all Properties; and (c) the Executive Officers cause such Applicable Employee Misconduct to be cured and reimburse the Company and Subsidiaries for any and all losses sustained by the Company and the Subsidiaries as a result of such Applicable Employee Misconduct within (x) ten (10) days after any of the Executive Officers receive actual knowledge of such Applicable Employee Misconduct in the event of monetary Applicable Employee Misconduct, or (y) thirty (30) days after any of the Executive Officers receive actual knowledge of such Applicable Employee Misconduct in the event of non-monetary Applicable Employee Misconduct (or within such longer period of time, not to exceed sixty (60) days, if such Applicable Employee Misconduct cannot reasonably be cured within such thirty (30) day period and so long as the Executive Officers are diligently pursuing a cure); provided, however, that in no event shall any particular Applicable Employee Misconduct become Excusable Employee Misconduct if such Applicable Employee Misconduct recurs more than two (2) times during the term of the Company.

“Executive Order.” As defined in Section 4.2(d).

“Final Acquisition Cost Budget.” As defined in Section 7.5.

“Final Acquisition Proposal.” As defined in Section 7.5.

“Financing Default” An “event of default” under the Master Lease Financing for any Property, unless such event of default (i) is cured within any applicable cure period under such Master Lease Financing, or (ii) is cured after any applicable cure period under such Master Lease Financing and such cure is accepted by the Lender of such financing, or (iii) is waived by the Lender of such financing. Cure periods, waivers or other provisions in this Agreement that relate to events or conditions that constitute or could constitute an event of default under the Master Lease Financing are not relevant in determining whether an event of default has occurred under such Master Lease Financing.

“Fiscal Year.” The Company’s and the Subsidiaries’ fiscal years, which shall be the calendar year.

“Gatehouse Capital.” Gatehouse Capital Economic and Financial Consultancy K.S.C.C., a Kuwait shareholding company (closed).

“Gatehouse Member.” Gatehouse Capital, any Entity Controlling, Controlled by, or under Common Control with Gatehouse Capital, or any Entity which results from a merger or consolidation by or with Gatehouse Capital, so long as the surviving or successor member is Controlled by, or under Common Control with, Gatehouse Capital.

“Gross Asset Value.” Means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)               The initial Gross Asset Value of any asset contributed by a Member to the Company or any Subsidiary shall be the gross fair market value of such asset, as determined by the Administrative Member with the consent of all Members having Approval Rights;

(b)               The Gross Asset Values of all Company or Subsidiary assets shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as determined by the Administrative Member as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest; and (iii) the liquidation of the Company or Subsidiary within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, provided that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Administrative Member reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c)               The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution as determined by the Administrative Member; and

(d)               The Gross Asset Values of Company or Subsidiary assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and subparagraph (f) of the definition of “Net Profits and Net Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Losses.

“Guarantee.” As defined in Section 8.6(b).

“Guarantor.” As defined in Section 8.6(b).

“Indemnitee.” (i) Any Person made a party to a proceeding or threatened with being made a party to a proceeding by reason of the Person’s status as (A) the Administrative Member, an Affiliate of the Administrative Member, or their respective members, managers, shareholders, directors, officers and employees, (B) a Member, an Affiliate of a Member or their respective managers, directors, officers, employees, shareholders, and members, and any other Person who serves at the request of the Administrative Member on behalf of the Company as an officer, director, member, or employee of the Company or any Subsidiary, and (ii) such other Persons (including Affiliates of the Administrative Member, a Member, or the Company) as the Administrative Member may designate in writing from time to time (whether before or after the event giving rise to potential liability); provided, that “Indemnitee” shall not include an Administrative Member removed for Cause or a Member with respect to any proceeding brought against such Member pursuant to Section 5.9(b).

“Initial Administrative Member.” As defined in Section 5.5(a)

“Initial Capital Contributions.” With respect to each Member, the amount of cash paid in and/or the Properties transferred to the Company or to a Title Holder by that Member pursuant to Section 8.1 and 8.2 of this Agreement.

“Initial Contribution Account.” With respect to each of the Initial Properties, a book-entry account to be maintained by the Company for each Member equal to the Initial Capital Contributions made by such Member pursuant to Section 8.1 or 8.2, as applicable, in connection with the conveyance of such Property to the Company (or the applicable Title Holder), less the aggregate distributions made by the Company to such Member with respect to such Property pursuant to Section 9.2(a)(ii) or Section 9.2(a)(iii), as applicable. The current Initial Contribution Account of each Member is set forth on Exhibit A hereto.

“Initial Properties.” Collectively, the properties identified as Initial Properties hereto in Exhibit B. Individually, each such property constitutes an “Initial Property.”

“Interest.” Any interest in the Company, including a Membership Interest with Approval Rights or an Economic Interest only.

“IRR.” With respect to the Investor Member, an internal rate of return of the applicable percentage per annum, compounded annually, on the aggregate sum of the Capital Contributions of such Member, commencing on the later of (a) the date or dates that such Member’s Capital Contributions are received by the Company or (b) the date of this Agreement, and taking into account the timing and amounts of all distributions from the Company. In making the foregoing calculation, it shall be assumed that all Capital Contributions made by a Member, and all distributions received by a Member, occur on the first day of the month which is closest to the date actually made or received. IRR shall be calculated using the “XIRR” function in Microsoft Excel™ version 13.0 or later or similar program.

“Investor Member.” As defined in the Introduction.

“Investor Member Representative.” The Person designated by the Investor Member from time to time as its representative for the purpose of interaction with the Administrative Member under this Agreement. Unless and until written notice to the Administrative Member to the contrary is given by the Investor Member, all approvals required or requested from the Investor Member hereunder shall be given by such representative, and the Administrative Member may rely thereon. Initially, the Investor Member Representative shall be Petra Conte. The Investor Member may change its representative by written notice at any time.

“Investor Permitted Transfer.” The following sales, transfers or assignments:

(a)       Subject to the requirements of subparagraphs (b)(v) and (b)(vi) below, the transfer of (i) the entire direct interest of the Investor Member in the Company to an Entity which is an Affiliate of the Gatehouse Member, or (ii), any indirect interest in the Company to an Entity which is an Affiliate of the Gatehouse Member; and

(b)       The syndication, sale, or transfer to any individual or Entity of direct or indirect interests in the Investor Member, and the pledge of direct or indirect interests in the Investor Member as security to any party providing funding to the holder of any such interest, so long as:

(i)                 There is no non-compliance with any federal or state securities laws;

(ii)              Investor Member continues to be Controlled by the Gatehouse Member. For the avoidance of doubt, the foreclosure of a pledge of the direct or indirect interests of the Gatehouse Member which results in a loss of Control of the Investor Member by the Gatehouse Member shall not be an Investor Permitted Transfer;

(iii)            Investor Member shall provide to Orion Member copies of all “Know Your Customer” information provided by the holders of such direct or indirect ownership interests in Investor Member which are provided to any Lender. If such information is not required by a Lender with respect to any Person who, as a result of such transfer, directly or indirectly owns ten percent (10%) or more of the voting interests in the Investor Member pursuant to 31 C.F.R. § 800.302(b) and as defined at 31 C.F.R. § 800.228, Investor Member nevertheless shall provide typical “Know Your Customer” information for such Person to Orion Member;

(iv)             No such transfer shall result in any Person and Affiliates of such Person other than the Gatehouse Member and Affiliates of the Gatehouse Member, directly or indirectly owning more than twenty percent (20%) of the ownership interests in the Investor Member in the aggregate;

(v)               The Investor Member shall continue to be able to make the representations of the Investor Member set forth in Section 4.3; and

(vi)             Such transfer shall be in compliance with all applicable requirements of any Loan or Master Lease to which the Company or any Subsidiary is a party.

“Investor Permitted Transferee.” Any transferee pursuant to an Investor Permitted Transfer.

“Lease.” A lease of any Property or of space within any Property.

“Legal Proceeding.” Any action, dispute, controversy, claim, counter-claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental authority or any arbitrator or arbitration panel.

“Lender.” Any Entity which makes a Loan to the Company, any Subsidiary, or a Title Holder in connection with a Master Lease Financing.

“Liquidators.” As defined in Section 13.3(a).

“Loan.” Any loan or financing assumed or obtained by the Company, any Subsidiary or a Title Holder from an Entity which is not a Member or an Affiliate of a Member. The accrual of payables in connection with the operation of the Business and the Subsidiaries’ Businesses shall not be Loans for the purposes hereof.

“Loan Documents.” The agreements, instruments, certificates, and other documents evidencing and, if applicable, securing any Loan.

“Major Decision.” As defined in Section 5.2(b).

“Majority in Interest.” The Member or group of Members whose Ownership Percentage(s) equals or exceeds 51%.

“Management Change.” As defined in Section 5.5(c)(ix).

“Master Lease” In relation to a Property, the master lease agreement between the Title Holder and the Master Lessee of such Property (whether directly or through a joinder or supplement thereto) in connection with the Master Lease Financing of such Property.

“Master Lease Documents.” In relation to a Property, the Master Lease, the Put Option Letter, the Call Option Letter, the Supplemental Agreement and the Tax Matters Agreement for such Property.

“Master Lease Financing.” In relation to a Property, the financing provided by a Lender to the Master Lessee of such Property through the Title Holder and the Master Lease Documents for such Property.

“Master Lessee” In relation to a Property, the limited liability company or limited partnership that is the master lessee of such Property pursuant to the Master Lease for such Property.

“Material Contract.” As defined in Section 5.2(b)(v).

“Member.” Each Person who executes this Agreement or a counterpart hereof as a Member, and each of the Persons who may hereafter become Members as provided in this Agreement, but only so long as such Person holds an Interest in the Company.

“Member Loan.” As defined in Section 8.5(b).

“Member Loan Option.” As defined in Section 8.5(a).

“Member Minimum Gain.” “Partner nonrecourse debt minimum gain,” as defined in Section 1.704-2(i) of the Regulations. Subject to the foregoing, Member Minimum Gain shall equal the amount of gain, if any, that would be recognized by a Member if the Member Nonrecourse Debt of such Member were treated as a Nonrecourse Liability and the property that is subject to such deemed Nonrecourse Liability were transferred in full satisfaction thereof and for no other consideration.

“Member Nonrecourse Debt.” “Partner nonrecourse debt,” as defined in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions.” “Partner nonrecourse deductions,” as defined in Section 1.704-2(i) of the Regulations. Subject to the foregoing, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall equal the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distribution during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i) of the Regulations.

“Membership Interest.” A Member’s entire interest in the Company including without limitation such Member’s Economic Interest and any Approval Rights granted pursuant to this Agreement or the Delaware Act.

“Mergers.” As defined in the Recitals.

“Merger Sub 1.” As defined in the Recitals.

“Merger Sub 2.” As defined in the Recitals.

“Mezz Subsidiary.” Any Entity formed by the Company for the purpose of owning the membership interest in one or more Master Lessees. Collectively, the “Mezz Subsidiaries.”

“Necessary Funds.” Any and all funds needed by the Company or any Subsidiary which are in excess of the Company’s or such Subsidiary’s net operating revenues and Reserves for one or more of the following purposes: (a) to pay the costs and expenses of the ownership, operation, maintenance, repair, renovation, alteration, management, and/or leasing of the Properties, (b) to pay the costs of performing the agreements of the Company or the Subsidiaries under any Leases, contracts, agreements, commitments, or other instruments to which the Company or the Subsidiaries are or shall become a party, (c) to pay, when due, real estate and other taxes affecting the Properties, and insurance premiums for the insurance policies maintained in accordance with the terms of this Agreement for the Properties, the Company and the Subsidiaries, (d) to comply with all legal requirements now or hereafter applicable to the Properties and the operation and management thereof, (e) to restore any Property in the event of a fire or other casualty, if a determination is made by the Members to perform such restoration or if the Company or the Subsidiary is contractually obligated to restore such damage, and (f) to pay any and all other authorized Company and Subsidiary liabilities, including, without limit thereto, debt service on any Loan or other indebtedness incurred by the Company or any Subsidiary in accordance with the Approved Budget (not including any Member Loan). Acquisition Costs in connection with the acquisition of Additional Properties shall not be considered Necessary Funds for purposes of Section 8.4 of this Agreement.

“Net Profits” and “Net Losses.” For each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such year or period, determined in accordance with Section 703(a) of the Code (and for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)       Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(b)       Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c)       In the event the book value of any Company asset is adjusted in compliance with Section 1.704-1(b) of the Regulations, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(d)       Gain or loss resulting from any disposition of Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the asset disposed of notwithstanding that the adjusted tax basis of such property differs from its book value;

(e)       In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(f)       To the extent an adjustment to the adjusted tax basis of any Company or Subsidiary asset pursuant to Section 743(b) or Section 734(b) of the Code is required, pursuant to Section 1.704 1(b)(2)(iv)(m)(2) or 1.704 1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g)       Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 10.5 shall not be taken into account in computing Net Profits or Net Losses.

“Nonrecourse Deductions.” As defined in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations. Subject to the preceding sentence, the amount of Nonrecourse Deductions for a Fiscal Year shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year (determined under Section 1.704-2(d) of the Regulations) over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain (determined under Section 1.704-2(h) of the Regulations).

“Nonrecourse Liability.” As defined in Section 1.704-2(b)(3) of the Regulations.

“Officer.” An individual appointed by the Administrative Member pursuant to Section 5.10 to whom the Administrative Member delegates specified responsibilities or authority.

“Original Agreement.” As defined in the Recitals.

“Orion Member.” As defined in the Introduction.

“Orion Member Key Persons.” Paul McDowell, Gary Landriau, Gavin Brandon, and Chris Day.

“Orion Permitted Transferee.” Any Entity Controlling, Controlled by, or under common Control with (a) the Orion REIT, (b) any Affiliate of the Orion REIT, or (c) any Entity resulting from a merger by or consolidation with the Orion REIT.

“Orion REIT” Orion Office REIT Inc., a Maryland corporation.

“Orion REIT LP.” Orion Office REIT LP LLC a Maryland limited liability company.

“Operating Expenses.” All cash expenditures made by the Company in connection with conducting the Business or by the Subsidiaries in connection with conducting the Subsidiaries’ Business, including, but not limited to, Company Expenses, any lease payments arising under any Master Lease Financing, or debt service arising from any Loan or other indebtedness of the Company or the Subsidiaries, provided that notwithstanding the foregoing, Operating Expenses shall not include: (a) any cash or capital expenditures funded from the Reserves of the Company or any Subsidiary; (b) non-cash items such as depreciation and amortization; (c) expenses associated with any Capital Transaction (including any related Company Expenses) or (d) during any period when the Administrative Member (or an Affiliate thereof) is the Portfolio Manager for the Properties, property management expenses and other expenses related to oversight and inspection of the Properties (which will be covered by the fees payable to the Administrative Member (or its Affiliate) that is the Portfolio Manager pursuant to the Portfolio Management Agreement), including without limitation the Administrative Member’s meetings with Affiliates of the Administrative Member and the costs of Property tours.

“Operating Guidelines.” As defined in Exhibit E.

“Ownership Percentage.” For each Member, the Ownership Percentage set forth on Exhibit A hereto.

“Partnership Merger.” As defined in the Recitals.

“Partnership Representative.” The “partnership representative” of the Company for purposes of Section 6223 of the Code, as amended by the Revised Partnership Audit Procedures.

“Permitted Transferee.” Any Orion Permitted Transferee or any Investor Permitted Transferee.

“Person.” An individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

“Portfolio Manager.” The Person engaged by the Company and/or the Subsidiaries to operate the Properties in accordance with the terms of the Portfolio Management Agreement. The initial Portfolio Manager shall be the Orion Member.

“Portfolio Management Agreement.” The Portfolio Management Agreement to be entered into between the Company and the Portfolio Manager pursuant to Section 5.11(a). The form of the Portfolio Management Agreement is attached hereto as Exhibit C.

“Pre-Acquisition Budget.” As defined in Section 7.2.

“Preliminary Acquisition Proposal(s).” As defined in Section 7.2.

“Prohibited Person.” A Person that satisfies any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to, the provisions of the Executive Order; (b) a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a Person with whom any party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (d) a Person who commits, threatens, or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (e) a Person that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (f) a Person who is affiliated with a Person listed in items (a) through (e), above.

“Property.” Each real estate asset owned by the Company from time to time, directly or indirectly, including the Initial Properties and the Additional Properties, to the extent the same are owned by the Company, directly or indirectly, at the applicable time. In the case of two or more thereof, the “Properties.”

“Property Operating Budget.” As defined in Section 5.4(b)(i)(A).

“Pursuit Costs.” All costs of identifying, investigating, reviewing, and analyzing the feasibility and desirability of acquiring Target Properties, including travel costs, the costs of environmental, engineering, title, and other reports of third party consultants, attorneys’ fees incurred in connection with the negotiation of letters of intent, purchase agreements, and other contractual documentation relating to any such proposed acquisition and in connection with due diligence regarding any Target Property, and all costs of identifying, applying for, and negotiating any financing in connection with the proposed acquisition of a Target Property; provided, however, Pursuit Costs shall not include the corporate overhead of a Member or any Affiliate of a Member.

“Put Option Letter” In relation to a Property, the put option letter issued by the Master Lessee to the Title Holder in connection with the Master Lease for such Property.

“Realty Income.” As defined in the Recitals.

“Regulations.” The federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT.” As defined in Section 5.15.

“Reserves.” Funds set aside and amounts allocated by the Administrative Member to reserves for working capital and the payment of taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Properties, or otherwise deemed necessary to meet the current or anticipated future needs of the Company or the Subsidiaries.

“Review Year.” As defined in Section 16.12(e).

“Revised Partnership Audit Procedures.” The revised rules for auditing partnerships contained in the Bipartisan Budget Act of 2015, signed into law on November 2, 2015, and the Regulations thereunder.

“ROFO.” That certain Right of First Offer Agreement, dated as of November 12, 2021, by and between Orion REIT and the Company.

“Standard of Care.” The usual and customary standard of care and skill employed by sponsors serving as a general partner or as a limited liability company manager of joint ventures owning, directly or indirectly, office projects comparable to the Properties in accordance with the exercise of good faith, fair dealing and sound and prudent business and industry practices for properties such as the Properties in connection with the administration and management of the Company and the assets and property of the Company, including without limitation diligent attention to the obligations of the Company under the Leases and taking into account special considerations required by the geographic location of any applicable Property.

“Subsidiary.” Any Master Lessee or Mezz Subsidiary. Collectively, the “Subsidiaries.”

“Subsidiaries’ Business.” The business of the Subsidiaries, which is to own, operate, construct, renovate, improve, lease, sublease, finance, refinance, sell, transfer, exchange, or otherwise dispose of (however designated), and otherwise deal with, the Properties, directly or, in the case of the Mezz Subsidiaries, indirectly through ownership of the membership interests in the Master Lessees.

“Supplemental Agreement.” In relation to a Property, the supplemental agreement entered into by the Master Lessee and the Title Holder in connection with the Master Lease for such Property.

“Target Amount.” As defined in Section 10.2(d).

“Target Property.” Any property presented by a Member for potential acquisition by the Company in accordance with the terms of Article 7 hereof.

“Tax Matters Agreement.” In relation to a Property, the tax matters agreement entered into by the Master Lessee and the Title Holder in connection with the Master Lease for such Property.

“Title Holder.” In relation to a Property, the limited liability company or limited partnership that holds legal title to such Property and has entered into Master Lease Documents with a Master Lessee for such Property.

“Transfer.” As defined in Section 12.1. The terms Transferred or Transferring shall have meanings correlative to the foregoing.

“USA Patriot Act.” As defined in Section 4.2(d).

“VEREIT.” As defined in the Recitals.

“VEREIT Member.” As defined in the Recitals.

“VEREIT OP.” As defined in the Recitals.

“Warrant.” As defined in Article 15.

“Withdrawing Member.” As defined in Section 13.1(e).

ARTICLE 2
FORMATION OF COMPANY

2.1              Formation. The Company was formed as a Delaware limited liability company upon the filing of its Certificate of Formation by an “authorized person” in the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware Act on December 2, 2019.

2.2              Name. Pursuant to that certain Certificate of Formation, the name of the Company is “OAP/VER VENTURE, LLC.”

2.3             Principal Place of Business. The principal place of business of the Company is 2325 East Camelback Road, Suite 850, Phoenix, Arizona 85016. The Company may locate its place of business and registered office at any other place or places as the Administrative Member may from time to time deem advisable. The Administrative Member shall provide prompt notice to each of the Members of any changes in the principal place of business or registered office of the Company.

2.4             Registered Office and Registered Agent. The Company’s initial registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Company’s registered agent is The Corporation Trust Company. The registered office and registered agent may be changed from time to time pursuant to the Delaware Act and the applicable rules promulgated thereunder. The Administrative Member shall cause the Company to qualify to do business and appoint registered agents in other states as required.

2.5              Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of Delaware and shall continue until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement and until the cancellation of the Certificate of Formation in the manner required by Section 18-203 of the Delaware Act.

ARTICLE 3

BUSINESS OF COMPANY

The business of the Company (the “Business”) shall be to acquire, own, operate, lease, master lease, sublease, construct, renovate, improve, finance, refinance, sell, transfer, exchange, or otherwise deal with commercial real estate, including the Initial Properties and Additional Properties acquired pursuant to Article 7 hereof, directly or indirectly through ownership of the Subsidiaries. In furtherance thereof, the Company may exercise all powers necessary to or reasonably connected with the Business which may be legally exercised by limited liability companies under the Delaware Act, and may engage in all activities necessary, customary, convenient, or incident to any of the foregoing. Notwithstanding the foregoing, the Business shall be limited to and conducted in a manner so as to permit the Orion REIT at all time to be qualified as a REIT under the Code.

ARTICLE 4

NAMES AND ADDRESSES OF MEMBERS; REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE MEMBERS

4.1          Names and Addresses. The names and addresses of the initial Members are set out on Exhibit A attached hereto.

4.2        Representations, Warranties and Covenants of Orion Member. The Orion Member hereby represents, warrants and covenants to the Company and the Investor Member that:

(a)              The Orion Member is a limited partnership duly formed and validly existing in good standing under the laws of the State of Maryland.

(b)              The Orion Member has all requisite legal right, power, and authority to execute and deliver this Agreement, to perform its obligations hereunder (in its individual capacity and as the Administrative Member of the Company), and to act as the Administrative Member of the Company.

(c)              The execution, delivery, and performance by the Orion Member of this Agreement have been duly authorized by all necessary partnership action. This Agreement has been duly executed and delivered by the Orion Member and constitutes the legal, valid, and binding obligation of the Orion Member enforceable against the Orion Member in accordance with its terms.

(d)              Neither the Orion Member nor any of its respective direct or indirect constituent owners (excluding shareholders and direct and indirect constituent owners of the Orion REIT) currently are, or shall be at any time during the term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

(e)               Neither the Orion Member nor any of its respective direct or indirect constituent owners (excluding shareholders and constituent owners of the Orion REIT) is or shall be during the term hereof a Prohibited Person.

4.3          Representations, Warranties and Covenants of Investor Member. The Investor Member hereby represents, warrants and covenants to the Company and the Orion Member that:

(a)             The Investor Member is a limited liability company duly formed and validly existing in good standing under the laws of Delaware.

(b)               The Investor Member has all requisite legal right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)               The execution, delivery, and performance by the Investor Member of this Agreement have been duly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by the Investor Member and constitutes the legal, valid, and binding obligation of the Investor Member enforceable against the Investor Member in accordance with its terms.

(d)               Neither the Investor Member nor any of its respective direct or indirect constituent owners or Affiliates currently are, or shall be at any time during the term hereof, in violation of any Anti-Terrorism Laws, including without limitation the Executive Order, and/or the USA Patriot Act.

(e)               Neither the Investor Member nor any of its respective direct or indirect constituent owners or Affiliates is or shall be during the term hereof a Prohibited Person.

ARTICLE 5
MANAGEMENT

5.1          Management. The business and affairs of the Company shall be managed by the Administrative Member in accordance with this Agreement and the Operating Guidelines. Subject only to the requirement that Major Decisions must be approved as provided in Section 5.2 or expressly elsewhere in this Agreement, and subject to the Operating Guidelines, the Administrative Member shall have full, exclusive, and complete authority, power, and discretion to manage and control the business and affairs of the Company and the Subsidiaries, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Business, the Subsidiaries’ Business, and the Properties.

5.2          Major Decisions and Operating Guidelines.

(a)               Major Decision Approval. Notwithstanding Section 5.1, all Major Decisions proposed to be taken by the Administrative Member shall require the approval of both the Orion Member and the Investor Member. Except as otherwise expressly provided in Section 11.3 with respect to certain tax matters, in the event that any action which would constitute a Major Decision is proposed by the Administrative Member, the Administrative Member shall give the Orion Member and the Investor Member reasonable prior written notice of such proposed Major Decision (a “Major Decision Notice”) specifying the particulars thereof in reasonable detail. Each Member shall, within ten (10) Business Days following the date such Major Decision Notice is delivered to such Member, give a written notice to the Administrative Member stating either that (i) it approves of the proposed Major Decision described in the Major Decision Notice, (ii) it disapproves of the proposed Major Decision, and setting forth the reasons for such disapproval with reasonable specificity, or (iii) it requires more information in order to approve or disapprove of such proposed Major Decision, and setting forth a specific list of requested additional information, following the receipt of which such Member shall promptly advise the Administrative Member of such Member’s approval or disapproval as described above. If a Member shall fail to give such a written notice to the Administrative Member within said ten (10) Business Days, then the Administrative Member may submit a second Major Decision Notice to such Member which shall state in bold, capital letters on the top of the first page (and on the outside of any envelope, if applicable) “MAJOR DECISION NOTICE – PROMPT RESPONSE REQUESTED.” If a Member shall fail to respond to any such a second Major Decision Notice within five (5) Business Days following the date such second Major Decision Notice is delivered to such Member, such Member shall be deemed to have approved the proposed Major Decision described in the Major Decision Notice, except in the case of the Major Decisions described in Sections 5.2(b)(i) – (iii), (vi) – (xx), (xxii) – (xxv), (xxvii) and (xxviii) below (the “Fundamental Major Decisions”), which shall require the affirmative written approval of both the Orion Member and the Investor Member, failing which any such Fundamental Major Decision shall be deemed disapproved by a non-responding Member. Notwithstanding the foregoing, the Members may approve and/or adopt any proposed Major Decision, and may waive the necessity of any Major Decision Notice in connection therewith, by unanimous written consent of the Members.

(b)               Major Decisions. Each of the following actions or decisions is a “Major Decision” for purposes of this Agreement:

(i)          Acquisitions. The acquisition by the Company or any Subsidiary of (A) fee simple title to, or any leasehold interest in, any real property (including a leasehold interest pursuant to a Master Lease), or (B) an interest in any Entity that is the owner of fee simple title to, or any leasehold interest in, any real property.

(ii)         Borrowings. Borrowing money by the Company (other than a Member Loan) or permitting any Subsidiary to borrow money, whether on a secured or unsecured basis, prepaying in whole or in part, refinancing, recasting, modifying, amending, terminating, extending, or compromising any indebtedness or other financing of the Company or any Subsidiary, or securing the same by mortgages, deeds of trust, security agreements or other similar agreements, instruments or other documents, or modifying the terms of any Loan or Loan Documents to which the Company and/or a Subsidiary is from time to time bound; provided, that (A) trade financing or accounts payable incurred in the ordinary course of the business of the Company and any Subsidiaries, (B) capital leases, and (C) any financing of furniture, fixtures or equipment may be obtained by Administrative Member on behalf of the Company provided that such financing is in compliance with the Operating Guidelines and is provided for in a current Approved Budget or is otherwise approved by the Investor Member.

(iii)        Sales. The sale, assignment (except for a collateral assignment in connection with a permitted Loan), or other disposition of any Property or a membership interest in any Subsidiary, but excluding (A) sales of obsolete personal property disposed of in the ordinary course of business, (B) granting of any routine utility easements and similar easements and licenses that do not adversely affect the operation or maintenance of any Property in any material respect, and (C) the sale of the Properties pursuant to the terms of Article 14.

(iv)        Leases. Any material modification of the terms of any Lease, including the economic terms of any Lease (but not to include non-discretionary administrative modifications for the purpose of effecting elections made by the tenant under a Lease or as otherwise contemplated by a Lease), the termination of any Lease (unless in connection with the exercise of the landlord’s rights following a tenant default), the waiver of any rights under a Lease, or the execution of any new Lease of any Property or any portion thereof.

(v)         Material Contracts. Except to the extent provided for in an approved Business Plan, making or assuming or materially modifying any contract or agreement (excluding Leases, which are governed by item (iv)) binding upon the Company or a Subsidiary which (A) is for a term of more than one year, and is not cancellable on thirty days’ notice without cause and without payment of a termination fee or penalty, or (B) provides for fees exceeding $50,000 annually (any such contract or agreement being a “Material Contract” for purposes hereof).

(vi)       Budget Variations. Amending, modifying, altering or varying from any Approved Budget, except in the case of (A) Emergency Expenses, (B) amounts required to be expended to pay for any alteration, repair, or replacement respecting any Property required by any present or future law, ordinance, order, rules, regulation, or requirement of any federal, state, or municipal government, department, commission, board, or office, (C) taxes imposed by any federal, state or municipal government, (D) utility costs, (E) snow removal costs, (F) insurance premiums for insurance policies maintained in accordance with the terms of this Agreement, (G) required debt service on any Loans, (H) required payments under any Master Lease, and (I) variations of more than five percent (5%) in the aggregate with respect to any Approved Budget.

(vii)      Capital Improvements. Making any capital improvements to a Property or permitting capital improvements to be made to a Property, or approving plans, schedules, and all other material matters relating to the capital repair, renovation or refurbishment of a Property, including any construction contract to which the Company or a Subsidiary is a party, and selection of contractors, architects and engineers, in connection therewith, except in the case of capital improvements, repairs, renovations, or refurbishments which (A) are permitted pursuant to a currently effective Approved Budget, or (B) are Emergency Expenses.

(viii)     Lending. Lending funds, extending credit, or guaranteeing any obligations of any other Person, including any Member or Subsidiary, except that the accrual of receivables in the ordinary course of business shall not be deemed lending funds as long as the Administrative Member is making reasonable efforts to collect same.

(ix)        Engagement of Affiliates. Except as otherwise expressly provided in this Agreement, engaging or approving the engagement of or entering into any contract or agreement with a Member or any Affiliate of a Member to perform any service for or on behalf of the Company or any Subsidiary, or entering into any Affiliated Contract.

(x)         Accounting and Income Tax Matters. The adoption or modification of any material accounting or tax policy, principle, practice, or election (except as otherwise expressly provided in Article 10) (with special attention given to preservation of REIT status of the Orion Member as provided in Section 5.15), the selection of any outside accountant for the Company or any Subsidiary other than KPMG, the termination of KPMG as the outside accountant for the Company and the Subsidiaries, or entering into any settlement agreement regarding income taxes with the Internal Revenue Service or any state, local, or non-U.S. taxing authority that would bind, directly or indirectly, any other Member.

(xi)        Admissions. The admission of any additional or replacement Member to the Company (other than a Permitted Transferee) or to any Subsidiary.

(xii)       Merger or Consolidation. The merger or consolidation of the Company or any Subsidiary with or into any other Entity.

(xiii)      Amendments. Any amendment to this Agreement or to the limited liability company agreement or to the limited partnership agreement of any Subsidiary, except in connection with Section 10.10.

(xiv)      Other Activities. The undertaking of or any commitment by the Company or any Subsidiary to any activities or business unrelated to the Business or the Subsidiaries’ Business.

(xv)      Employees. Hiring or otherwise engaging or allowing to be hired or engaged any Person who would be deemed an employee of the Company or any Subsidiary for any purpose under any federal, state, or other governmental law, rule, or regulation.

(xvi)     Litigation. Commencing, making a counterclaim (other than mandatory counterclaims), compromising, agreeing or consenting to, settling, discontinuing, releasing, or taking, or determining not to take, any other material action in any Legal Proceeding in which the amount involved exceeds $1,000,000, exclusive of actions to seek a reduction in real estate taxes, and exclusive of the settlement of any third party claim covered by the Company’s or applicable Subsidiary’s insurance.

(xvii)     Debt Relief. Filing a voluntary petition or otherwise initiating Legal Proceedings to have the Company or any Subsidiary adjudicated insolvent, or seeking an order for relief of the Company as a debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); filing any petition seeking any composition, reorganization, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company or any Subsidiary; seeking the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or any Subsidiary or of all or any substantial part of the assets of the Company or any Subsidiary; making any general assignment for the benefit of creditors of the Company or any Subsidiary; admitting in writing the inability of the Company or any Subsidiary to pay its debts generally as they become due; or declaring or effecting a moratorium on the Company’s or any Subsidiary’s debt or taking any action in furtherance of any of the above proscribed actions.

(xviii)     Dissolution. Any decision to dissolve or liquidate the Company or any Subsidiary, other than the dissolution of a Master Lessee and related Mezz Subsidiary following the approved sale of the Property of such Master Lessee.

(xix)      Subsidiary Actions. Causing or permitting the Company to cause or permit any Subsidiary to take any action that, if taken directly by the Company, would be a Major Decision.

(xx)        Additional Capital Contributions. Any decision to require the Members to make additional Capital Contributions, other than for Necessary Funds.

(xxi)      Property Management, Asset Management, Leasing, and Construction Management Agreements. Selecting any property manager, asset manager, leasing agent, or construction manager for any Property, or entering into, modifying, or terminating a property management agreement, asset management agreement, leasing agreement, or construction management agreement for any Property.

(xxii)     Casualty Repair. Any decision not to rebuild or repair following material damage to the improvements located on any Property.

(xxiii)     Zoning. Seeking or consenting to any change in zoning, subdivision or other land use regulations applicable to any Property.

(xxiv)    Confessing Judgment. Confessing a judgment against the Company or any Subsidiary.

(xxv)     Change in Use. Subject to the rights of the tenant under any applicable Lease, changing the use of any Property, or changing the purpose of the Company or any Subsidiary, from their respective current uses and purposes to any other use or purpose.

(xxvi)    Insurance. Make and implement any decision or determination concerning the type or amount of insurance coverage to be maintained with respect to the Properties or any changes thereto (but in no event shall the Company or any Subsidiary carry less insurance coverage for a Property than required by any Lease or any Master Lease Documents).

(xxvii)   Master Lease Documents. Modifying or amending the Master Lease Documents, exercising any call option or put option under the Master Lease Documents, or entering into any other lease document that provides for the financing of all or part of the Properties. The parties hereto acknowledge and agree that one or more of the Master Lease Documents have been modified or amended in connection with the Merger and/or Assignment, effective on or prior to the Effective Date, and that all requirements to modify or amend such Master Lease Document(s) were satisfied or waived by the applicable parties.

(xxviii)   Encumbrances. Voluntarily subject all or any portion of the Properties to any encumbrance, except (i) for liens arising by operation of law and securing obligations of the Company or any Subsidiary that are not then currently due or payable (i.e., real estate taxes), (ii) for liens securing the obligations of the Master Lessees under the Master Lease Documents, (iii) for materialmen or construction liens in connection with work performed at the Properties in accordance with a current Approved Budget or pursuant to approved Leases, (iv) for liens in the nature of capital leases, (v) for liens on furniture, fixtures or equipment if in a current Approved Budget, and (vi) any encumbrance, except an encumbrance created by the borrowing of money, that does not have a material adverse effect on a Property.

(xxix)     Miscellaneous. Any other decision that, pursuant to the express terms of this Agreement, requires the approval of all Members.

(c)               Operating Guidelines. The Administrative Member shall operate the Company and the Properties in accordance with the Operating Guidelines, based upon its good faith interpretation thereof. The Administrative Member may at its option, from time to time submit requests for clarification of the Operating Guidelines to the Investor Member Representative (an “Operating Guideline Request”). If the Investor Member Representative does not respond to an Operating Guideline Request within ten (10) Business Days of the date on which it receives such Operating Guideline Request, then the Administrative Member shall be authorized to act on the basis of its good faith interpretation of the Operating Guidelines.

5.3          Authority of the Administrative Member.

(a)               Intentionally Omitted.

(b)             Portfolio Management Agreement. The Administrative Member, on behalf of the Company, shall cause the Company to terminate that certain management agreement between the Company and VEREIT Realty Advisors, LLC, a Delaware limited liability company, dated as of January 13, 2020, and immediately thereafter, enter into a Portfolio Management Agreement with Portfolio Manager in the form attached hereto as Exhibit C.

(c)               Implement Major Decisions. The Administrative Member, on behalf of the Company and each Subsidiary, shall implement all Major Decisions approved (or deemed approved) by the Members, and shall enforce agreements entered into by the Company and each Subsidiary.

(d)               Required Insurance. The Administrative Member shall ensure that the Company and the Subsidiaries, as applicable, at all times maintain insurance meeting the requirements agreed to by the Members prior to the execution of the Original Agreement. It is anticipated that such insurance shall be arranged (to the extent necessary) by the Orion Member or an Affiliate of the Orion Member pursuant to the Portfolio Management Agreement, provided that the cost of such insurance shall be allocated between the Company and the Subsidiaries as determined by the Members.

(e)               Possession of Company Property and Assignment of Rights. In no event shall the Administrative Member be authorized or entitled to possess, use, pledge, or assign property of the Company or of any Subsidiary for other than a Company purpose.

5.4          Operating Budgets and Business Plans.

(a)               Company Operating Budget.

(i)                 On or before November 15 of each Fiscal Year of the Company, the Administrative Member shall prepare and submit to the Members a proposed annual operating budget for the Company (such budget being referred to as the “Company Operating Budget”) for the next Fiscal Year. The proposed Company Operating Budget shall include projections, in reasonable detail, of the Company’s cash receipts and cash expenditures for the forthcoming Fiscal Year.

(ii)              The Members shall promptly review and either approve or provide comments and/or proposed modifications to the Company Operating Budget for each Fiscal Year within thirty (30) days after receipt of such proposed budget.

(iii)            Until final approval of any proposed Company Operating Budget has been given, the Company shall be operated on the basis of the previous Fiscal Year’s approved Company Operating Budget, together with a 3% increase in expenditures under such budget until the end of the Fiscal Year for such proposed operating budget, and a further 3% increase at the beginning of each successive Fiscal Year if such final approval has not then been given.

(b)               Property Business Plans.

(i)                 On or before November 15 of each Fiscal Year the Administrative Member shall cause to be prepared and shall propose to the Members a new or updated, as the case may be, annual business, leasing, and marketing plan (a “Business Plan”) for the next Fiscal Year for each Subsidiary, including:

(A) a proposed operating budget and capital budget for each Property (each such budget being referred to as a “Property Operating Budget”) including projections, in reasonable detail, of the applicable Master Lessee’s cash receipts and required or recommended cash expenditures, including capital expenditures, for the next succeeding Fiscal Year, and for the addition to, or reduction in, any Reserves;

(B) a description of any proposed capital contributions or working capital financing (as permitted by the Operating Guidelines) to the applicable Master Lessee; and

(C) if the Property of any Subsidiary is not leased to a single tenant, current leasing guidelines for such Property.

(ii)              The Members shall promptly review and either approve or provide comments and/or proposed modifications to each proposed Business Plan within thirty (30) days after receipt by the Members of such proposed Business Plan.

(iii)            Until final approval of a proposed Business Plan has been given, the subject Master Lessee shall be operated on the basis of the previous Fiscal Year’s approved Property Operating Budget, together with a 3% increase in expenditures under such budget until the end of the Fiscal Year for such proposed operating budget and capital expenditures budget, and a further 3% increase at the beginning of each successive Fiscal Year if such final approval has not then been given.

(iv)             Amendments to a Property’s approved Business Plan (other than variations in such Property’s Operating Budget set forth in clauses (vi) and (vii) in the definition of Major Decisions) shall require the approval of both Members.

(c)               Approved Operating Budgets and Business Plans. The Administrative Member is authorized to cause the Company, the Subsidiaries and the Properties to operate on the basis of the approved Company Operating Budget and Business Plans, together with such variations as are set forth in clauses (vi) and (vii) in the definition of Major Decisions. The Administrative Member shall promptly advise the Members of any event relating to the management and operation of a Property that does or could significantly affect, either adversely or favorably, such Property or cause a significant deviation from the approved annual Business Plan or Property Operating Budget for such Property.

5.5         Member, Tenure, and Qualifications of Administrative Member.

(a)               Generally. The Company shall have one Administrative Member. The initial Administrative Member shall be the Orion Member (in its capacity as the Administrative Member of the Company, the “Initial Administrative Member”). The Initial Administrative Member shall serve as Administrative Member of the Company until it resigns, it is removed for Cause pursuant to Section 5.5(c), or it suffers or incurs an Event of Dissociation (upon the occurrence of which, the Administrative Member will be deemed to have resigned). Any successor to the Initial Administrative Member shall hold office until its resignation, removal, dissolution and liquidation, or death, as applicable.

(b)               Resignation. The Administrative Member shall not be permitted to resign without the consent of the Investor Member.

(c)               Removal. The Investor Member may remove the Orion Member as the Administrative Member, but only for Cause, by delivering written notice of such removal (a “Removal Notice”) specifying the basis for such removal in reasonable detail. Any subsequent Administrative Member may be removed at any time by the prior written action of a Majority in Interest of the Members, with or without Cause. Notwithstanding the foregoing, except as set forth in Section 5.5(c)((ix), Cause or a Cause Event shall not exist to the extent that the subject event is the result of Applicable Employee Misconduct which has been cured in the manner required in order to meet the definition of Excusable Employee Misconduct under this Agreement. For purposes of this Section 5.5(c), “Cause” or “Cause Event” means:

(i)                 A Bankruptcy with respect to the Administrative Member, unless the applicable petition is dismissed within one hundred twenty (120) days from the date of filing or a Bankruptcy relating to a Guarantor that results in an “event of default” under any Master Lease Documents after expiration of applicable notice and cure periods thereunder, and unless such “event of default” is otherwise cured or waived;

(ii)              The disposition (whether voluntary or by operation of law) by the Administrative Member of all or any part of the Administrative Member’s interest in the Company (or such Administrative Member’s right to receive distributions of Company property or assets) in breach of Article 12 hereof;

(iii)            The commission by the Administrative Member, Guarantor or Portfolio Manager, or any Affiliate or senior or key personnel thereof, of an act involving gross negligence, fraud, intentional misappropriation of Company assets, or willful misconduct in connection with the business of the Company or any Subsidiary or in connection with any Affiliated Contract;

(iv)             The voluntary withdrawal, retirement, or resignation of the Administrative Member from the Company in breach of Section 13.1(d) hereof;

(v)               As to any Administrative Member that is a corporation, general or limited partnership, limited liability company or trust, the liquidation or dissolution of such Entity, except in connection with a reorganization in which there is a surviving Entity;

(vi)            The engagement by the Administrative Member in any of the activities described in Section 5.2 without the approval of the Investor Member, provided, however, that for purposes of this Section 5.5(c)(vi), clause (a) of the definition of Excusable Employee Misconduct shall not apply to any determination of whether Excusable Employee Misconduct has occurred, and the removal of the employee(s) responsible for the Applicable Employee Misconduct from further work with respect to the Company, any Subsidiary, and all Properties, as described in clause (b) of the definition of Excusable Employee Misconduct, shall not be required;

(vii)         An Administrative Member Financing Default;

(viii)        A “Going Concern” disclosure is made by the auditors of either the Administrative Member, Orion REIT, or Orion REIT LP;

(ix)           A Management Change, if within sixty (60) days after the occurrence of such Management Change the Orion Member fails to replace such Orion Member Key Persons with one or more individuals reasonably acceptable to the Investor Member (such approval not to be unreasonably withheld, conditioned, or delayed); or

(x)             A Breach by the Administrative Member (including, without limitation, a Breach resulting from a failure by the Administrative Member to carry out its duties under this Agreement in substantial accordance with the Standard of Care), provided, however, a Cause or Cause Event pursuant to this Section 5.5(c)(ix) shall not be curable by Excusable Employee Misconduct, but otherwise shall have the benefit of the cure rights provided for in the definition of Breach.

(d)               Right of Contest. Notwithstanding anything to the contrary provided in Section 5.5(c), the Orion Member may dispute the Investor Member’s claim of the existence of a Cause Event pursuant to Section 5.5(c)(ii), (iii), (vi), (vii) or (ix) by delivering a notice to the Investor Member (a “Notice of Contest”) within ten (10) Business Days after the Orion Member’s receipt of the Investor Member’s Removal Notice. If the Orion Member fails to provide a Notice of Contest within such ten (10) Business Day Period, then the Orion Member shall have no right to dispute the effectiveness of the Removal Notice, which shall be conclusive. If a Notice of Contest is given within the period set forth above, then (i) the dispute shall be resolved by arbitration as provided in Exhibit G to this Agreement, and (ii) if the arbitrator upholds the grounds for termination under Section 5.5(c) (i.e., determines that a Cause Event has occurred), then the Removal Notice shall be conclusive and effective as of the date delivered, and not subject to further challenge, and (iii) if the arbitrator determines that there are no grounds for removal under Section 5.5(c) (i.e. that no Cause Event has occurred), then the Removal Notice shall be voided and of no further force or effect. Notwithstanding anything herein to the contrary, even in the event Orion Member delivers a Notice of Contest to Investor Member, the applicable Removal Notice shall be effective on the date delivered to Orion Member and Investor Member shall be permitted to exercise all remedies set forth in Section 5.6 below pending resolution of any such arbitration, other than the remedy set forth in Section 5.6(d), which shall be suspended pending resolution of such arbitration; provided, however, the Investor Member shall indemnify the Orion Member and the Company for all Losses (as defined in Section 5.9(a) below) incurred by the Orion Member and the Company as a result of the Investor Member’s exercise of any such remedies in the event that the arbitrator determines that there are no grounds for removal (i.e. that no Cause Event has occurred).

(e)               Exit Cooperation. If the Administrative Member resigns or is removed for Cause, then the exiting Administrative Member shall cooperate in good faith, and with commercially reasonable diligence, with the Company, its Members and any replacement Administrative Member, for the purpose of facilitating an orderly transition of the Administrative Member’s duties and responsibilities, including the transfer of books and records and control of bank accounts of the Company and the Subsidiaries, all in accordance with good property management practices.

(f)                Vacancies. If the position of Administrative Member shall at any time be vacant, then subject to the terms of Section 5.6(a) below, a new Administrative Member shall be appointed by a Majority in Interest of the Members. An Administrative Member need not be a resident of the State of Delaware.

5.6         Remedies for Removal of Orion Member.

(a)               Appointment of New Administrative Member. In the event the Orion Member is removed as the Administrative Member for Cause, the Investor Member shall appoint a new Administrative Member (which may be the Investor Member or an Affiliate of the Investor Member) within ninety (90) days of the date on which the Administrative Member shall have been so removed; provided, however, if the Administrative Member contests its removal pursuant to Section 5.5(d) above, any new Administrative Member appointed by the Investor Member shall be either the Investor Member of an Affiliate of the Investor Member pending resolution of such contest. Notwithstanding such removal, the Orion Member shall remain liable for all accrued liabilities, duties and obligations incurred as Administrative Member arising prior to its removal.

(b)               Loss of Promote Distributions. If the Orion Member is removed as the Administrative Member for Cause, any rights that the Orion Member had to the promote distributions under Sections 9.1(c), 9.2(a)(v) and 9.2(b)(iii) (the “Promote Clauses”) shall terminate effective immediately, and all distributions under such Sections shall thereafter be made in accordance with each Member’s respective Ownership Percentage. However, if a Notice of Contest is delivered by the Orion Member under Section 5.5(d), then all distributions under the Promote Clauses shall be held in an escrow until resolution of the Orion Member’s contest of the Cause Event. If the arbitrator upholds the grounds for the Removal Notice, then such escrowed amounts shall be distributed in accordance with the provisions of the first sentence of this subsection (b) as of the date of removal, and if the arbitrator determines that there are no grounds for removal (i.e., that no Cause Event has occurred), then the distributions under the Promote Clauses then held in escrow shall be distributed to Orion Member, together with interest thereon, payable by the Company, at the rate of 10% per annum.

(c)               Termination of Portfolio Management Agreement. If the Orion Member is removed as the Administrative Member for Cause, the Portfolio Management Agreement shall terminate and the Portfolio Manager shall not be entitled to any further payments of any fees set forth in the Portfolio Management Agreement and any deferred amounts of such fees shall be forfeited. However, if a Notice of Contest is delivered by the Orion Member under Section 5.5(d), then all fees due to Portfolio Manager under the Portfolio Management Agreement shall be held in an escrow until resolution of the Orion Member’s contest of the Cause Event. If the arbitrator upholds the grounds for the Removal Notice, then such escrowed amounts shall be forfeited in accordance with the provisions of the first sentence of this subsection (c) as of the date of removal, and if the arbitrator determines that there are no grounds for removal (i.e., that no Cause Event has occurred), then the fees due to Portfolio Manager under the Portfolio Management Agreement then held in escrow shall be distributed to Orion Member, together with interest thereon, payable by the Company, at the rate of 10% per annum.

(d)               Remedies at Law and Equity. If the Orion Member is removed as the Administrative Member for Cause, the Investor Member shall have the right, at its election, and on behalf of itself and/or the Company, to pursue any and all other rights and remedies available at law or in equity, in addition to the remedies expressly set forth in this Agreement.

(e)              Bank Account Authority. Without limiting the Investor Member’s rights under this Section 5.6, upon a removal of the Administrative Member for Cause, the Investor Member shall have the option, at its sole election, to become the sole signatory on all bank accounts, documents, and instruments of the Company and any Subsidiaries. The Members shall provide that the bank accounts of the Company and all Subsidiaries are arranged so as to permit the Investor Member to become the sole signatory on all such bank accounts upon the Investor Member certifying to the bank holding such accounts that the Administrative Member has been removed for Cause. However, if a Notice of Contest is delivered by the Orion Member under Section 5.5(d), and if the arbitrator determines that there are no grounds for removal (i.e. that no Cause Event has occurred), then signature authority on the bank accounts of the Company and all Subsidiaries shall revert to the Orion Member upon the Orion Member certifying to the bank holding such accounts that the Orion Member has been restored as the Administrative Member.

(f)                Release of Guarantor. Notwithstanding anything in this Agreement to the contrary, in the event that the Orion Member is removed as the Administrative Member for Cause, the Investor Member shall use commercially reasonable efforts to cause each Guarantor to be released from its obligations under all Guarantees. In the event that the Investor Member fails to cause a Guarantor to be released simultaneously with any such removal, then the Investor Member shall cause a creditworthy Affiliate or other related party acceptable to the Orion Member in its reasonable discretion, to indemnify, defend and hold such Guarantor harmless from and against any and all losses and liabilities arising under any such Guarantee from and after the date of any such removal, and the Investor Member shall not take any action that would increase or modify the liability and obligations of such Guarantor under such Guarantee. Any and all losses and liabilities arising under any such Guarantee of a Guarantor attributable to events or occurrences prior to such removal, shall continue to be governed by the terms of Section 8.6 below, including any losses and liabilities of such Guarantor under its Guarantee relating to any Administrative Member Financing Default occurring prior to such removal. The Investor Member acknowledges that each Guarantor is a third party beneficiary of the indemnification obligations of the Investor Member under this Section 5.6(f).

5.7          Liability for Certain Acts. The Administrative Member shall not be liable for any of the debts or obligations of the Company or any Subsidiary, and has not guaranteed nor shall have any obligation with respect to the return of a Member’s Capital Contributions or profits from the operation of the Company. Notwithstanding anything to the contrary contained in the Delaware Act, the Administrative Member shall not be liable to the Company, to any Subsidiary, or to any Member for any loss or damage sustained by the Company, any Subsidiary, or any Member except loss or damage resulting from any action constituting “Cause” under Section 5.5(c), or from a transaction for which such Administrative Member (solely in its capacity as such, and not merely as a Member) received a personal benefit in violation or breach of the material provisions of this Agreement. In the performance of its duties under this Agreement, the Administrative Member shall be entitled to rely on information, opinions, reports, or statements, including but not limited to financial statements or other financial data prepared or presented by: (a) any one or more Members, Officers, employees, and other agents of the Company whom the Administrative Member reasonably believes to be reliable and competent in the matter presented, or (b) legal counsel, public accountants, or other Persons as to matters the Administrative Member reasonably believes are within the Person’s professional or expert competence.

5.8          No Exclusive Duty to Company. The respective Affiliates of the Members may have other business interests and, subject to Article 7, may engage in other activities in addition to those relating to the Company, even if such other business interests or activities are competitive with the Business or the Subsidiaries’ Business. Subject to the terms of Article 7, neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the respective Affiliates of a Member or to the income or proceeds derived therefrom. Subject to the terms of Article 7, no Member, Administrative Member or any of their Affiliates shall incur any liability to the Company, any Subsidiary, or any of the Members as a result of engaging in any other business or ventures.

5.9          Indemnification.

(a)               Indemnification by the Company. The Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements approved by the Administrative Member (if Indemnitee is not the Administrative Member) and other amounts (collectively, “Losses”) arising from or in connection with any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) incurred by the Indemnitee and relating to the Company or its operations (including by reason of the fact that such Indemnitee is or was acting in connection with the activities of the Company in any capacity or that is or was serving at the request of the Administrative Member as an officer, director, or employee of the Company or any Subsidiary) in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, but only if: (1) with respect to the Administrative Member and its related Indemnitees, the Losses in question were not the result of a Breach of this Agreement by the Administrative Member and did not otherwise result from a Cause Event or a breach of any Affiliated Contact by an Indemnitee related to the Administrative Member, or (2) as to each other Indemnitee, such Indemnitee (i) is not guilty of fraud, gross negligence, willful misconduct or a knowing violation of law, or (ii) the Losses in question did not result from a Breach of this Agreement by the Member associated with such Indemnitee; provided, that the Company’s indemnification obligations in connection with any Guarantee provided by an Affiliate of a Member are subject to the terms of Section 8.6(b). Any indemnification pursuant to this Section 5.9(a) shall be made only out of the assets of the Company and any insurance proceeds from any liability policy covering the Company or the Administrative Member, and without any obligation to call for Additional Capital Contributions. Notwithstanding anything to the contrary set forth herein, (i) the Company shall not be obligated to indemnify any Indemnitee in connection with any claim, lawsuit or other proceeding that has been brought against such Indemnitee by a Member, and (ii) the Company shall not be obligated to indemnify any Indemnitee in connection with any claim, lawsuit or other proceeding in connection with a dispute or disputes between or among the Administrative Member and its owners and/or its Affiliates.

(b)               Indemnification by the Members. Each Member shall indemnify the Company, the other Members and the Affiliates of the other Members from and against any and all Losses arising from or in connection with any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) arising out of or relating to (i) in the case of the Orion Member or any of its Affiliates, a Cause Event (including, without limitation, a Breach of this Agreement), a breach of any Affiliated Contract by an Affiliate of the Administrative Member (subject to any notice and cure rights contained therein), or fraud, gross negligence, willful misconduct or a knowing violation of law by an Indemnitee related to Orion Member, and (ii) in the case of Investor Member, fraud, willful misconduct, knowing violation of law, or other Breach in the performance of this Agreement.

(c)               Actual Damages. Notwithstanding anything in this Agreement to the contrary, a Member’s liability hereunder shall be limited to actual costs, liabilities and damages (including any punitive damages imposed by third party claims), and in no event shall any Member have any liability under this Agreement (including under this Section 5.9) for, and each Member waives its rights to claim, demand, and collect any, exemplary, special, consequential, incidental, indirect or punitive damages, lost profits or similar items (in each case, except for any indirect or punitive damages imposed by third party claims).

(d)               No Limitation of Rights; Liability of Members. The indemnifications provided by this Section 5.9 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified. Notwithstanding the foregoing, unless otherwise expressly provided in this Agreement, any claim against a Member by the Company, by another Member, or by an Affiliate of another Member under or in connection with this Agreement (including under this Section 5.9) shall be made only against, and shall be limited to, such Member’s interest in the Company, the distributions received by such Member from the Company, the proceeds of the sale by such Member of its interest in the Company or such Member’s interest in any property of the Company distributed to the Members pursuant to Section 13.3 below, and any right of the Company or a Member to proceed against (i) any other assets of a Member, or (ii) any direct or indirect owner or manager of such Member, or any of their respective assets, as a result of such a claim against such Member arising under this Agreement or otherwise, is hereby waived.

(e)               Insurance. To the extent contemplated in the Approved Budget, the Company may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the Administrative Member shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions hereof; provided, that if the Company shall purchase and maintain insurance for acts or omissions that are not subject to indemnification pursuant to Section 5.9(a) hereof, the Company shall be responsible for all costs of such insurance. If any Indemnitee recovers any amounts from such insurance coverage or any third party source, then such Indemnitee shall, to the extent such recovery is duplicative, reimburse the Company for any amounts previously paid to it by the Company in respect of such liabilities.

(f)               Benefit. The provisions of this Section 5.9 are solely for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(g)               Contests. Notwithstanding anything to the contrary provided in this Section 5.9, any Member may claim or dispute the existence of a Cause Event, fraud, gross negligence, willful misconduct, a knowing violation of law, or other Breach of this Agreement in connection with any claim for indemnification under this Section 5.9, in which case such dispute shall be resolved by arbitration as provided in Exhibit G to this Agreement. Pending resolution of any such arbitration, the indemnification provisions under this Section 5.9 shall be suspended.

5.10          Standard of Care. The Administrative Member and each of its Affiliates performing services in connection with the business of the Company shall carry out its duties under this Agreement with the Standard of Care. Notwithstanding anything to the contrary set forth in this Agreement, neither the Administrative Member nor any Indemnitee associated with the Administrative Member shall be liable for monetary damages to the Company or any Members for Losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission (including any negligent act or omissions) except as provided in Section 5.9(b).

5.11          Authority of Agents. Unless authorized to do so by the Administrative Member, no attorney-in-fact, employee (if any), or other agent of the Company shall have any power or authority to bind the Company or any Subsidiary in any way, to pledge its credit or to expose the Company to pecuniary liability for any purpose. Except as otherwise provided in this Agreement, no Member (in its capacity as a Member) shall have any power or authority to bind the Company or any Subsidiary.

5.12          Officers. The Administrative Member may, but shall not be required to, create such officers of the Company as it deems appropriate, including, but not limited to, President, Executive Vice President, Senior Vice President(s), Vice President(s), Secretary, and Treasurer. The Officers shall have such duties and authority as are assigned or delegated to them by the Administrative Member from time to time. All Officers shall serve at the pleasure of the Administrative Member, and the Administrative Member may remove any Officer from office without cause. Any Officer may resign at any time.

5.13          Affiliated Contracts.

(a)               The Members hereby approve and authorize the Administrative Member to cause the Company to enter into a property and asset management agreement with the Portfolio Manager in the form of the Portfolio Management Agreement attached hereto as Exhibit C. Except for the foregoing, the Administrative Member shall not cause the Company or any Subsidiary to enter into any Affiliated Contract without the prior written consent of the Members. The Orion Member will cause the Portfolio Manager and any other Affiliate under an Affiliate Contract to provide services and carry out obligations consistent with the Standard of Care.

(b)               Notwithstanding anything to the contrary in Section 5.1, if the Investor Member determines, in its sole discretion, that an Affiliated Contract with the Orion Member or an Affiliate of the Orion Member has been breached by the Orion Member or such Affiliate, then the Investor Member may, on behalf of the Company or a Subsidiary, provide written notice to the Administrative Member of such determination and thereafter cause the Company or the Subsidiary, as applicable, to take such action as may be reasonably necessary to enforce such Affiliated Contract in accordance with the terms of such Affiliated Contract. In addition, the Investor Member may, on behalf of the Company or a Subsidiary, exercise any right of termination expressly set forth in an Affiliated Contract with the Orion Member or an Affiliate of the Orion Member, subject to any grace or cure periods set forth therein. The Investor Member shall have the authority to sign documents on behalf of the Company and/or a Subsidiary, and to issue notices on behalf of the Company and/or a Subsidiary, in order to carry out such enforcement or termination and shall provide the Administrative Member contemporaneous notice of all such actions by the Investor Member on behalf of the Company or a Subsidiary.

(c)               If the Orion Member determines, in its sole discretion, that an Affiliated Contract with the Investor Member or an Affiliate of the Investor Member has been breached by that Member or Affiliate, then the Orion Member may, on behalf of the Company or a Subsidiary, provide written notice to the Investor Member of such determination and thereafter cause the Company or the Subsidiary, as applicable, to take such action as may be reasonably necessary to enforce such Affiliated Contract in accordance with the terms of such Affiliated Contract. In addition, the Orion Member may, on behalf of the Company or a Subsidiary, exercise any right of termination expressly set forth in an Affiliated Contract with the Investor Member or an Affiliate of the Investor Member, subject to any grace or cure periods set forth therein. The Orion Member shall have the authority to sign documents on behalf of the Company and/or a Subsidiary, and to issue notices on behalf of the Company and/or a Subsidiary, in order to carry out such enforcement or termination and shall provide the Investor Member contemporaneous notice of all such actions by the Orion Member on behalf of the Company or a Subsidiary.

(d)               If the Administrative Member is removed for Cause as set forth in Section 5.5(c), the Company and each Subsidiary may terminate all Affiliated Contracts with the Administrative Member or its Affiliates, which such right may be exercised by the Member not Affiliated with the Administrative Member on behalf of the Company and each Subsidiary, as applicable.

(e)               No Affiliate of the Administrative Member contracting with the Company or any Subsidiary may rely upon any action of the Administrative Member as binding upon the Company to the extent any such action violates the terms of this Agreement.

(f)                Each Affiliate Contract shall contain the provisions set forth in Exhibit F attached hereto or comparable provisions approved by each of the Members.

(g)               Notwithstanding anything to the contrary in this Agreement, the Investor Member shall have the right, without the consent of the Orion Member, to enforce, on behalf of the Company and its Affiliates, the terms of the ROFO and the Portfolio Management Agreement.

(h)               For purposes of clarification and notwithstanding anything to the contrary in this Agreement, pursuant to and subject to the conditions set forth in Section 3.5 of the Portfolio Management Agreement, the Portfolio Manager may enter into contracts, agreements, or other arrangements with Submanagers (as defined in the Portfolio Management Agreement) without the consent of the Investor Member.

(i)                Orion Member acknowledges and agrees that effective no later than one (1) day after the Effective Date, the Orion Member Key Persons will be the executives of the Orion Member, Orion REIT LP, and/or Orion REIT with primary responsibility for the business decisions of the Orion Member in connection with the Properties. In the event of (a) the foregoing appointments failing to take place on or before (1) day after the Effective Date, or (b) changes in the Orion Member Key Persons which result in none of such Orion Member Key Persons continuing to be employees of Orion REIT (each, a “Management Change”), and if within sixty (60) days after the occurrence of such Management Change the Orion Member fails to replace such Orion Member Key Persons with one or more individuals reasonably acceptable to the Investor Member (such approval not to be unreasonably withheld, conditioned, or delayed), then the Investor Member may at its option on behalf of the Company, terminate the Portfolio Management Agreement and replace the Portfolio Manager with a new asset and property management company acceptable to the Investor Member in its sole, but reasonable discretion.

5.14          Fees to Members and Affiliates. Except as specifically provided for in this Section 5.14 or set forth in an Affiliated Contract, no Member, nor any Affiliate of any Member, shall receive any compensation from the Company or any Subsidiary for its services to the Company or any Subsidiary, without prior written consent of all Members. Notwithstanding the foregoing, the Members hereby consent and agree to the payment of the following fees:

(a)               Property Management Fee. Pursuant to the Portfolio Management Agreement, the Portfolio Manager shall be entitled to receive a property management fee for each Property in an amount that is equal to the greater of (i) 1% of gross receipts from such Property, or (ii) the amount of the property management fees that are reimbursable by tenants of such Property under their respective Leases. The Portfolio Manager shall be solely responsible for the payment of any fees negotiated with and owed to any sub-property managers.

(b)               Asset Management Fee. Pursuant to the Portfolio Management Agreement, the Portfolio Manager shall be entitled to receive an annual asset management fee with respect to each Property equal to 0.5% of the Equity Investment Amount attributable to such Property during the applicable calendar year, adjusted as necessary to reflect increases or decreases in such Equity Investment Amount during the course of the applicable calendar year.

(c)               Additional Property Acquisition Fee. With respect to the acquisition of each Additional Property in accordance with Article 7, an acquisition fee equal to 0.6% of the purchase price of such Additional Property shall be payable to the Orion Member (or its designated Affiliate).

(d)               Reimbursement. The Orion Member shall, or shall cause an affiliate of the Orion Member to, reimburse the Investor Member and the Company for all reasonable out-of-pocket expenses actually incurred by the Investor Member or the Company, as applicable, in connection with the review and approval by the Investor Member or the Company, as applicable, of this Agreement, the Merger, or the Assignment, and any and all other documents or matters related to the foregoing, including, but not limited to, the Portfolio Management Agreement, ROFO, Warrant and any amendments to the Master Lease Documents or other documents related thereto.

5.15          REIT Status. The Members recognize that the Orion Member is indirectly owned by the Orion REIT, that the Orion REIT qualifies or will qualify as a real estate investment trust (a “REIT”) for federal income tax purposes and that the Orion Member must comply with a number of restrictions under the Code so that the Orion REIT may maintain its REIT status. In furtherance thereof, the Members agree that neither the Orion Member nor any other Administrative Member shall cause or allow the Company or any Subsidiary to take any action that would cause any of the income derived by the Company or such Subsidiary to fail to qualify as “Rents From Real Property” (as defined in Section 856(d) of the Code) or to take any other action that would cause the Orion REIT to fail to qualify as a REIT or to be subject to federal income tax under Sections 857 or 4981 of the Code, and that the Investor Member shall not prevent the Orion Member from causing the Company and the Subsidiaries to comply with the restrictions required under the Code in order for the Orion REIT to maintain its REIT status. In the event that the Investor Member removes the Orion Member in accordance with Section 5.5 and it or its Affiliate becomes the Administrative Member pursuant to Section 5.6, the Investor Member shall only be in violation of this Section 5.15 if (i) it operates the Properties differently, or changes the policies related thereto, from how the Properties were operated in the ordinary course of business prior to the removal of the Orion Member, and (ii) the change in operation or policy results in Orion REIT failing to qualify as a REIT, but in no event shall Investor Member be responsible for the actions of the Orion Member prior to removal that result in the failure of Orion REIT failing to qualify as a REIT. Without limiting the generality of the foregoing, without the prior written consent of the Orion Member, neither the Company nor any Subsidiary shall:

(a)               Perform or provide any services to tenants of the Properties that would cause the Company or any Subsidiary to derive income that does not qualify as Rents From Real Property if the Company were taxed as a REIT. Instead, any such services must be provided by a “Taxable REIT Subsidiary” (as defined in Section 856(l)) of the Orion REIT, or by an “independent contractor” (as defined in Section 856(d) of the Code) from whom neither the Company nor the Orion REIT derives any income, directly or indirectly.

(b)               Derive any income from a Net Profit Lease or any lease that would cause the Company or any Subsidiary to receive payments that do not qualify as Rents From Real Property if the Company were taxed as a REIT. For purposes hereof, the term “Net Profit Lease” shall mean a lease of real property pursuant to which any amount received or accrued by the Company is determined based in whole or in part on the income or profits derived by any Person from such property within the meaning of Section 856(d)(2)(A) of the Code.

(c)               Acquire any assets that would not qualify as “real estate assets” under Section 856(c)(5)(B) of the Code or cause any assets already acquired by the Company to not qualify as “real estate assets” under Section 856(c)(5)(B).

(d)               Derive any income from a prohibited transaction under Section 857(b)(6) of the Code.

ARTICLE 6
RIGHTS AND OBLIGATIONS OF MEMBERS; MEETINGS OF MEMBERS

6.1            Limitation on Liability. Each Member’s liability shall be limited as set forth in Section 18-303(a) of the Delaware Act.

6.2            No Liability for Company Obligations. No Member will have any personal liability for any debts or losses of the Company (other than debts for which the Member specifically agreed to be personally liable); provided, however, the foregoing sentence does not limit the rights and liabilities of the Members of the Company and to each other that may be specifically set forth elsewhere in this Agreement or may be provided pursuant to the Delaware Act.

6.3            List of Members. Upon written request of any Member, the Company shall provide a list showing the names, addresses, and Ownership Percentages of all Members and, if requested, the other information required by the Delaware Act and maintained pursuant to Section 11.2.

6.4            Approvals of Members. The Members shall have the right to approve actions of the Administrative Member or the Company solely as expressly provided in this Agreement. Except as otherwise expressly provided in this Agreement, all actions on behalf of the Company may be taken by the Administrative Member without any further consent or approval of the Members. Further, the Members shall have only such rights as are set forth in this Agreement, and each Member hereby agrees to waive, to the fullest extent allowed by law, all rights to dissent from, or obtain payment of the fair value of his, her or its Interest in the event of, the actions enumerated in the Delaware Act.

6.5            Meetings. Meetings of the Members, for any purpose or purposes, may be called by the Orion Member or the Investor Member.

6.6            Place of Meetings. The Persons calling any meeting may designate any place in New York, New York as the place of meeting for any meeting of the Members. In lieu of any procedures contained in the Delaware Act, Members may also meet by conference telephone call if all Members can hear one another on such call and the requisite notice is given or waived. If no designation is made, the place of meeting shall be the principal executive office of the Company.

6.7            Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than forty five (45) days before the date of the meeting, either personally or by mail, by or at the direction of the Administrative Member or Person calling the meeting, to each Member. If mailed, such notice shall be deemed to be delivered as set forth in Section 16.13. Notice provided in accordance with this Section 6.7 shall be effective notwithstanding anything in the Delaware Act to the contrary.

6.8            Meeting of all Members. If all of the Members shall meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

6.9            Manner of Acting. Except as otherwise expressly provided in this Agreement, the affirmative unanimous vote of the Members shall be the act of the Members. Notwithstanding anything in the Delaware Act to the contrary, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their vote or consent, as the case may be, shall be counted in the determination of whether the matter is approved by the Members.

6.10          Action by Members Without a Meeting. Actions required or permitted to be taken by the Members at a meeting may be taken at a meeting with the approval of all of the Members and without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members entitled to vote and whose vote or consent would have been required if the action had been taken at a duly called and held meeting at which all necessary Members were present and voted. Actions taken under this Section 6.10 shall be effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date.

6.11          Waiver of Notice. In lieu of any procedures contained in the Delaware Act, when any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE 7
ACQUISITION OF ADDITIONAL PROPERTIES

The provisions of this Agreement regarding the Company’s acquisition of Additional Properties are set forth in Exhibit D attached hereto and by this reference made a part hereof.

ARTICLE 8
CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.1            Orion Member’s Initial Capital Contributions. On or prior to the date hereof, the Orion Member made such initial Capital Contributions to the Company as set forth in the Company’s books and records.

8.2            OAP Holdings LLC Initial Capital Contributions. On or prior to the date hereof, the Investor Member made such initial Capital Contributions to the Company as set forth in the Company’s books and records.

8.3           Additional Property Acquisition Contributions. The Orion Member and the Investor Member hereby agree to make additional cash contributions to the capital of the Company, in accordance with their respective Ownership Percentages, in connection with the (i) acquisition of Additional Properties at such times and in such amounts as are specified in the Final Acquisition Proposals for any such Additional Properties (such contributions, the “Additional Property Acquisition Contributions”), including, but not limited to, Additional Properties that may be acquired by the Company in connection with the ROFO.

8.4             Additional Capital Contributions.

(a)               If, at any time and from time to time, (i) the Company or any Subsidiary requires Necessary Funds, or (ii) the Members jointly agree to make additional capital contributions for any other purpose, then the Members shall make additional contributions to the capital of the Company (herein collectively referred to as “Additional Capital Contributions”) on the terms set forth in this Section 8.4.

(b)              If the Administrative Member determines, in its reasonable discretion, that the Company or any Subsidiary requires Necessary Funds, or if the Members jointly agree to make additional capital contributions for any other reason, then the Administrative Member shall give written notice to the Members (a “Capital Contribution Notice”) setting forth:

(i)             the amount of additional capital required by the Company or otherwise agreed to be funded by the Members,

(ii)           in the case of Necessary Funds, the specific purpose for which such additional capital is required, and

(iii)          a contribution date by which the Members shall be required to make any such Additional Capital Contributions (which shall not be less than twenty (20) days following the date of the Capital Contribution Notice).

(c)               Each Member shall contribute its pro rata share of any Additional Capital Contributions based upon the Ownership Percentages of the Members; provided, however, that if any Additional Capital Contribution is made pursuant to Section 8.4 at a time when distributions have previously been made to Orion Member pursuant to Section 9.1(c), Section 9.2(a)(v), or Section 9.2(b)(iii), then, such Additional Capital Contribution shall be made in accordance with the Members’ respective proportionate shares of the distributions made under Section 9.1(c), Section 9.2(a)(v), and Section 9.2(b)(iii) in reverse order and to the extent of the distributions made, and thereafter in accordance with Ownership Percentages. The remedies set forth in Section 8.5 constitute the sole and exclusive remedies if a Member does not timely make the full amount of its Additional Capital Contribution following receipt of a Capital Contribution Notice.

8.5            Failure to Contribute.

(a)               If any Member (the “Non-Contributing Member”) fails to make an Additional Property Acquisition Contribution or an Additional Capital Contribution within the specified time as provided in a Final Acquisition Proposal or a Capital Contribution Notice (in either case, a “Deficiency”), then the other Member (i.e., the Member other than the Non-Contributing Member) (the “Contributing Member”) may, in its sole and absolute discretion within thirty (30) days after the date the Deficiency was required to be contributed, elect to either (i) withdraw its share of such Additional Property Acquisition Contribution or Additional Capital Contribution, as the case may be, in which event the applicable Final Acquisition Proposal or Capital Contribution Notice shall be deemed cancelled and the Contributing Member’s contribution shall be refunded to it, or (ii) pursuant to Section 8.5(b) below, lend to the Company the entire amount of such Additional Property Acquisition Contribution or Additional Capital Contribution (the “Member Loan Option”). If the Contributing Member elects to exercise the Member Loan Option, then the amount previously advanced by the Contributing Member to the Company shall be treated as a portion of the Member Loan described in Section 8.5(b) below. If the Contributing Member fails, within such thirty (30) day period, to withdraw its portion of the Additional Property Acquisition Contribution or Additional Capital Contribution or fund the Deficiency to the Company in exercise of the Member Loan Option, then the Contributing Member shall be deemed to have elected to proceed under clause (i) above and the Company shall promptly return to the Contributing Member its share of such Additional Property Acquisition Contribution or Additional Capital Contribution, as applicable. In addition, in the event the Contributing Member elects to withdraw its portion of an Additional Property Acquisition Contribution with the result that the proposed acquisition of a Target Property is terminated, the Non-Contributing Member shall promptly pay or reimburse all Pursuit Costs and any forfeited earnest money incurred by the Company or the Contributing Member in connection with the proposed acquisition and subsequent failure to acquire such Target Property, and shall not be entitled to reimbursement from the Company for any such costs to the extent incurred by such Non-Contributing Member. Until such time as such amounts have been paid in full by the Non-Contributing Member all distributions pursuant to this Agreement that would otherwise be paid to the Non-Contributing Member shall instead be paid to the Company or the Contributing Member, as applicable, in payment of such obligation on behalf of the Non-Contributing Member.

(b)               Member Loan Option. If the Contributing Member elects to exercise the Member Loan Option, then the Contributing Member shall advance to the Company the full amount of the applicable Additional Property Acquisition Contribution or Additional Capital Contribution, which advance shall constitute the principal amount of, and shall be, a non-recourse debt (as provided below) of the Company to such Contributing Member (a “Member Loan”). Such Member Loan shall bear interest on the unpaid principal balance thereof from the date on which the Contributing Member makes such Member Loan until such debt and all interest accrued thereon have been paid in full at the interest rate of 10% per annum (but not more than the maximum amount allowable under applicable law). For the sake of clarity, the Member Loan shall constitute a non-recourse obligation of the Company and the Contributing Member shall only be entitled to require any such debt to be paid out of distributions of Distributable Cash from Operations, Distributable Cash from Capital Transactions, and distributions pursuant to Section 13.3(b) of this Agreement.

8.6            Guarantee of Master Lease Financing.

(a)               The Orion Member shall execute and deliver, or cause one or more of its Affiliates to execute and deliver, any guarantees or indemnities required by the terms of any Master Lease Financing obtained by the Company or any Subsidiary, provided that such Master Lease Financing has been approved by the Orion Member. The parties acknowledge and agree that the Orion Member has previously consented to be the replacement Guarantor in connection with the Properties owned, directly or indirectly by the Company as of the Effective Date.

(b)               Notwithstanding such guarantees and indemnities provided by the Orion Member or its Affiliates (each such guaranteeing party being hereinafter referred to as a “Guarantor”, and each such guarantee or indemnity being hereinafter referred to as a “Guarantee”), the Company shall be primarily obligated for all liabilities evidenced by any such Guarantee and all of the assets of the Company shall be utilized to satisfy such obligations and liabilities before the Orion Member or Guarantor is required to make any payment pursuant to any such Guarantee. The Company shall indemnify and defend each Guarantor, on demand, from and against all claims, losses, liabilities, and expenses (including fees and disbursements of counsel) suffered or incurred by such Guarantor by reason of, or in connection with (either directly or indirectly), any such Guarantee. In the event that the Company does not have sufficient assets to satisfy such obligations and liabilities or to indemnify each Guarantor with respect thereto, the amount required to pay such obligations and liabilities or to indemnify each Guarantor shall be considered Necessary Funds and the provisions of Sections 8.4 and 8.5 shall be applicable.

(c)               Notwithstanding the foregoing, in no event shall the Company or any Member have any obligation to fund, defend, indemnify or hold harmless any Guarantor on account of liability arising under any Guarantee as a result of any Cause Event by the Orion Member, any breach of any Affiliated Contract with an Affiliate of the Orion Member by such Affiliate of the Orion Member, or the fraud, willful misconduct, or negligence of such Guarantor or any of its Affiliates. Additionally, in the event the fraud, willful misconduct, or negligence of a Member or an Affiliate of a Member causes the breach of a non-recourse carve-out contained in a Guarantee or any of the other Master Lease Documents, resulting in the Company or any other Member incurring liability pursuant to any such Guarantee or pursuant to the Master Lease Documents, the responsible Member shall be obligated to reimburse the Company and/or such other Member (without indemnification by the Company or any Member) for any and all liabilities or expenses incurred by the Company or such other Member as a result of such action by the responsible Member.

8.7            Limit on Contributions and Obligations of Members. Except as expressly provided in this Article 8, the Members shall have no obligation or liability to the Subsidiaries, the Company or to the other Members (a) to make any contributions to the capital of the Company, (b) to guarantee any loans to the Subsidiary or the Company, or (c) to make any loans to any Subsidiary or the Company.

8.8            Return of Capital Contributions. Except as specifically provided in this Agreement, no Member shall be entitled to demand or receive the return of its Capital Contributions. Upon dissolution and liquidation of the Company, the Members shall look solely to the Company’s assets for the return of their Capital Contributions, and no Member shall be liable for such return, even if such Company assets are insufficient to return the full amount of such Capital Contributions.

8.9            Interest on Capital. No interest shall be payable on any Capital Contribution made to the Company or on the balance in any Member’s Capital Account.

8.10          Third-Party Beneficiaries. Except as provided in Sections 5.6(f) and 8.6(b), neither this Article 8, nor any other provision of this Agreement, shall be construed to create any rights or benefits in any Person, other than the Members or any Officers, and, subject to the limitations on Transfer contained herein, their respective legal representatives, transferees, successors, and assigns. Without limiting the foregoing, the right of the Administrative Member to require any Additional Capital Contributions under the terms of this Agreement and the agreement of the Members to make Additional Capital Contributions shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement, including, but not limited to, any licensee, invitee, or tenant of any part of any Property, or the holder of any obligations secured by a mortgage, or other lien or encumbrance upon or affecting a Subsidiary, the Company or any interest of a Member therein or in a Property or any part thereof or any interest therein.

ARTICLE 9
DISTRIBUTIONS TO MEMBERS

9.1            Distributions of Distributable Cash from Operations. Subject to the provisions of Section 9.8 below, the Administrative Member shall cause the Company to distribute, on at least a quarterly basis, Distributable Cash from Operations to the Members in the following order of priority:

(a)               First, to the Members to the extent of, and in proportion to, any outstanding Member Loans, with all payments first applying to accrued and unpaid interest and then to principal, until such Member Loans have been paid in full;

(b)               Thereafter to the Members in proportion to their respective Ownership Percentages until there shall have been distributed to the Members aggregate amounts necessary to cause the Investor Member to have achieved a cumulative IRR of twelve percent (12%) on its aggregate Capital Contributions with respect to all of the Properties, inclusive of amounts previously paid under this Section 9.1(b), Section 9.1(c), Section 9.2(a)(ii)(iv), and (v), and Section 9.2(b)(ii) and (iii);

(c)               Thereafter, but subject to Section 9.4, to the Members as follows:

(A)	Eighty five percent (85%) to the Members in proportion to their respective Ownership Percentages; and

(B)	Fifteen percent (15%) to the Orion Member as promote.

9.2            Distribution of Distributable Cash from Capital Transactions. Subject to the provisions of Section 9.8 below, the Administrative Member shall cause the Company to distribute to the Members, as soon as practicable following a Capital Transaction, Distributable Cash from Capital Transactions in the following order of priority:

(a)               In the case of a Capital Transaction with respect to an Initial Property:

(i)            First, to the Members to the extent of, and in proportion to, any Member Loans made with respect to such Initial Property, with all payments first applying to accrued and unpaid interest and then to principal, until such Member Loans have been paid in full;

(ii)           Second, to the Investor Member until the Investor Member’s Initial Contribution Account with respect to such Property has been reduced to zero;

(iii)          Third, to the Orion Member, until the Orion Member’s Initial Contribution Account with respect to such Property has been reduced to zero;

(iv)          Fourth, to the Members in proportion to their respective Ownership Percentages until there shall have been distributed to the Members aggregate amounts necessary to cause the Investor Member to have achieved a cumulative IRR of twelve percent (12%) on its aggregate Capital Contributions with respect to all of the Properties, inclusive of any amounts previously paid under Sections 9.1(b) and 9.1(c) above, under subsections (ii), (iv), and (v) of this Section 9.2(a), and under Section 9.2(b)(ii) and (iii) below; and then

(v)          Thereafter, but subject to Section 9.4, to the Members as follows:

(A)	eighty five percent (85%) to the Members in proportion to their respective Ownership Percentages; and

(B)	fifteen percent (15%) to the Orion Member as promote.

(b)               In the case of a Capital Transaction with respect to any Additional Property:

(i)            First, to the Members to the extent of, and in proportion to, any Member Loans made with respect to any Property, with all payments first applying to accrued and unpaid interest and then to principal, until such Member Loans have been paid in full;

(ii)           Second, to the Members in proportion to their respective Ownership Percentages until there shall have been distributed to the Members aggregate amounts necessary to cause the Investor Member to have achieved a cumulative IRR of twelve percent (12%) on its aggregate Capital Contributions with respect to all of the Properties, inclusive of any amounts previously paid under Section 9.1(b) and 9.1(c), under Section 9.2(a)(ii), (iv), and (v), and under subsections (ii) and (iii) of this Section 9.2(b); and then

(iii)           Thereafter, but subject to Section 9.4, to the Members as follows:

(A)	eighty five percent (85%) to the Members in proportion to their respective Ownership Percentages; and

(B)	fifteen percent (15%) to the Orion Member as promote.

9.3            Intentionally Omitted.

9.4            True-Up. Notwithstanding the other provisions of this Article 9, which are intended to permit distributions of the Orion Member’s promote on an interim basis, distributions on account of Distributable Cash from Capital Transactions shall ultimately be determined in the aggregate for all Properties and over the entire term of the Company as a whole. If, upon the final dissolution and liquidation of the Company, the financial statements for the Company shall show, or it is otherwise determined by the Company’s accountants, that the aggregate distributions made to the Orion Member pursuant to Section 9.2(a)(iii) and 9.2(b)(iii) exceed the amount of the aggregate distributions that should have been made to the Orion Member when calculating the aggregate Distributable Cash from Capital Transactions with respect to all Capital Transactions consummated from the commencement of the term of the Company to the date of such calculation (any such over-distribution, an “Excess”), then the proceeds available in connection with the final dissolution and liquidation of the Company shall be distributed to the Investor Member until the Excess, if any, on the date of such distribution has been reduced to $0.00, and if such proceeds are insufficient to reduce the Excess to $0.00, then the Orion Member shall promptly pay to the Investor Member the amount necessary to reduce such Excess to $0.00.

9.5            Limitation Upon Distributions. No distribution shall be made to the Members if prohibited by the Delaware Act.

9.6            Priority and Return of Capital. No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions, except as otherwise specifically provided for herein. This Section shall not apply to loans (as distinguished from Capital Contributions) a Member has made to the Company.

9.7            Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 9.7. The Company is authorized to withhold from payments, distributions or allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld. To the extent the Company is required to pay any such amount to any taxing authority prior to a Member’s receipt of a related distribution, such Member shall reimburse the Company for such amount to the extent such tax payment does not reduce a distribution to the Member within thirty (30) days of the payment to the taxing authority.

9.8           Tax Distribution. Notwithstanding anything in this Agreement to the contrary, if, for any Fiscal Year other than the year in which the Company distributes the proceeds of liquidation to the Members pursuant to Section 13.3(b), the distributions actually distributable to any Member pursuant to Section 9.1 and Section 9.2, in each case taking into account Section 9.4, would be insufficient to pay the Assumed Tax Liability, then, to the extent the Company has sufficient cash on hand to do so, the Company shall distribute to such Member, on or about April 1 of the following year, the amount of cash needed to pay the Assumed Tax Liability (a “Tax Distribution”). Any Tax Distribution pursuant to this Section 9.8 shall be treated as an advance against and shall reduce future distributions under Sections 9.1 and 9.2.

ARTICLE 10
ALLOCATIONS OF NET PROFITS AND NET LOSSES

10.1          Separate Allocations Among Properties. The Company’s Net Profit and Net Loss shall be allocated between the Members on a Property-by-Property basis. To the extent necessary (as determined by the Administrative Member in good faith based on the advice of counsel or the Company’s tax accountants) to properly account for and allocate the Company Net Profit and Net Loss, the Administrative Member is hereby authorized to modify the provisions of this Article 10 to incorporate concepts of separate accounting or to otherwise achieve the legally correct result, but in all events taking into account the intentions of the Members to account for all Net Profit and Net Loss in a manner that effectively treats each Property as being held by a separate Entity.

10.2          Allocation of Net Profits and Net Losses. The Company’s Net Profit and Net Loss derived from each Property attributable to each Fiscal Year shall be determined as though the books of the Company were closed as of the end of such Fiscal Year. The rules of this Section 10.2 shall apply except as provided in Section 10.5.

(a)               For each Fiscal Year, Net Profit or Net Loss (other than items allocated pursuant to Section 10.5) derived from each Property shall be allocated, insofar as possible, so that, following all allocations pursuant to Section 10.5 for such Fiscal Year and the allocation pursuant to this Section 10.2 which is here being described, each Member’s Capital Account balance shall be equal to the result (be it positive, negative or zero) of subtracting (i) the sum of (x) such Member’s share of Company Minimum Gain and (y) such Member’s share of Member Minimum Gain, from (ii) such Member’s Target Amount applicable to each Property at the end of such Fiscal Year.

(b)               Except to the extent otherwise required by applicable law: (i) in applying subsection (a), to the extent possible each item of income, gain, loss, and deduction shall be allocated among the Members in the same proportions as each other such item, and, to the extent permitted by law, each item of credit shall be allocated in such proportions; and (ii) to the extent necessary to produce the result prescribed by subsection (a), items of income and gain shall be allocated separately from items of loss and deduction, in which event the proportions applicable to items of income and gain shall (to the extent permitted by law) be applicable to items of credit.

(c)               If, for any Fiscal Year, (i) the aggregate of all items of income, gain, loss, and deduction (other than those to be allocated pursuant to Section 10.5) derived from a Property is zero and (ii) each Member’s Capital Account balance with respect to such Property equals, prior to allocations pursuant to this Section 10.2 for such Fiscal Year, the result (be it positive, negative or zero) of subtracting (A) the sum of (1) such Member’s share of Company Minimum Gain and (2) such Member’s share of Member Minimum Gain, from (B) such Member’s Target Amount at the end of such Fiscal Year with respect to the applicable Property then, except to the extent otherwise required by applicable law, all such items, and (to the extent permitted by law) all items of credit, shall be allocated among all Members in proportion to their respective Ownership Percentages with respect to the applicable Property as in effect throughout such Fiscal Year.

(d)               For these purposes, the “Target Amount” of a Member at the end of any Fiscal Year means the amount which such Member would then be entitled to receive in respect of a Property if, immediately following such Fiscal Year: (i) all of the assets of the Company related to the applicable Property were sold for cash equal to their respective book values (as determined for Capital Account maintenance purposes under Section 704 of the Code and the Regulations thereunder) (or, in the case of assets subject to liabilities for which the creditor’s right is limited to assets of the Company, the amounts of such liabilities, if greater than the aggregate book values of such assets); and (ii) the proceeds of such sale were applied to pay all debts of the Company related to the applicable Property with the balance distributed as provided in Section 9.2, provided, however, that if the sale described in clause (i) would not generate proceeds sufficient to pay all debts of the Company related to the applicable Property, the Members shall be considered entitled in the aggregate (and as among them in proportion to their respective Ownership Percentages) to receive, pursuant to Section 9.2, a negative amount equal to the excess of such debts over such proceeds.

10.3          Limitation on Loss Allocations. Notwithstanding anything in this Agreement to the contrary, no loss or item of deduction shall be allocated to a Member if such allocation would cause such Member to have an Adjusted Capital Account Deficit as of the last day of the Fiscal Year or other period to which such allocation relates. Any amounts not allocated to a Member pursuant to the limitations set forth in this Section 10.3 shall be allocated to the other Members to the extent possible without violating the limitations set forth in this Section 10.3, and any amounts remaining to be allocated shall be allocated among the Members in accordance with the provisions of Section 10.2.

10.4          Intention and Construction of Allocations. It is the intention of the Members to allocate Net Profits and Net Losses with respect to a particular Property in such a manner as to cause each Member’s Capital Account related to such Property to always equal the amount of cash such Member would be entitled to receive if the Company sold its assets related to the applicable Property for their book values and, after satisfying all Company liabilities related to the applicable Property, the proceeds from such sale, as well as all other funds of the Company related to the applicable Property, were then distributed to the Members pursuant to Section 9.2. These provisions shall be so interpreted as necessary to accomplish such result.

10.5          Special Allocations. The following special allocations shall be made in the following order:

(a)               Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, in the event there is a net decrease in Company Minimum Gain during a Company Fiscal Year with respect to a particular Property, each Member shall be allocated (before any other allocation is made pursuant to this Article 10) items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain with respect to such Property.

(i)            The determination of a Member’s share of the net decrease in Company Minimum Gain shall be determined in accordance with Section 1.704-2(g) of the Regulations.

(ii)           The items to be specially allocated to the Members in accordance with this Section 10.5(a) shall be determined in accordance with Section 1.704-2(f)(6) of the Regulations.

(iii)          This Section 10.5(a) is intended to comply with the Minimum Gain chargeback requirement set forth in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)               Member Minimum Gain Chargeback.

(i)            Except as otherwise provided in Section 1.704-2(i)(4), in the event there is a net decrease in Member Minimum Gain during a Company Fiscal Year with respect to a particular Property, each Member who has a share of that Member Minimum Gain as of the beginning of the year, to the extent required by Section 1.704-2(i)(4) of the Regulations shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain with respect to such Property.

(ii)           Allocations pursuant to this Section 10.5(b) shall be made in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 10.5(b) is intended to comply with the requirement set forth in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)               Qualified Income Offset Allocation. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations which would cause such Member to have an Adjusted Capital Account Deficit with respect to a particular Property, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 10.5(c) is intended to constitute a “qualified income offset” in satisfaction of the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)               Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year with respect to a particular Property which is in excess of the sum of (i) any amounts such Member is obligated to restore pursuant to this Agreement, plus (ii) such Member’s distributive share of Company Minimum Gain as of such date, plus (iii) such Member’s share of Member Minimum Gain determined pursuant to Section 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain relating to such Property in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.5(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 10 have been made, except assuming that Section 10.5(c) and this Section 10.5(d) were not contained in this Agreement.

(e)               Allocation of Nonrecourse Deductions. Nonrecourse Deductions with respect to a particular Property shall be allocated to the Members in accordance with their respective Ownership Percentages.

(f)                Allocation of Member Nonrecourse Deductions. Member Nonrecourse Deductions with respect to a particular Property shall be allocated as prescribed by the Regulations.

10.6          Built-In Gain or Loss/Section 704(c) Tax Allocations. In the event that the Capital Account of any Member with respect to a particular Property is credited with or adjusted to reflect the fair market value of a Company property or properties, the Members’ distributive shares of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to such property, shall be determined pursuant to Section 704(c) of the Code and the Regulations thereunder, so as to take account of the variation between the adjusted tax basis and book value of such property. For purposes of such allocations, the parties acknowledge and agree that the Company previously elected the remedial allocation method described in Section 1.704-3(d) of the Regulations with respect to the contributed portion of the Initial Properties, as reflected in the Company’s books and records]i. Any deductions, income, gain or loss specially allocated pursuant to this Section 10.6 shall not be taken into account for purposes of determining Net Profits or Net Losses or for purposes of adjusting a Member’s Capital Account with respect to the applicable Property.

10.7          Recapture. Ordinary taxable income arising from the recapture of depreciation and/or investment tax credit with respect to a particular Property shall be allocated to the Members in the same manner as such depreciation and/or investment tax credit was allocated to them.

10.8          Prohibition Against Retroactive Allocations. Notwithstanding anything in this Agreement to the contrary, no Member shall be allocated any loss, credit, or income attributable to a period prior to its admission to the Company. In the event that a Member Transfers all or a portion of his Interest, or if there is a reduction in a Member’s Ownership Percentage with respect to a particular Property due to the admission of new Members or otherwise, each Member’s distributive share of Company items of income, loss, credit, etc. attributable to such Property, shall be determined by taking into account each Member’s varying Interests in the Company with respect to such Property during the Company’s taxable year. For this purpose, unless the Administrative Member, in its sole discretion, elects to provide for an interim closing of the Company’s books, each Member’s distributive share shall be estimated by taking the pro rata portion of the distributive share such Member would have included in his taxable income had he maintained his Ownership Percentage with respect to the applicable Property throughout the Company year. Such proration shall be based upon the portion of the year during which such Member held the Ownership Percentage, except that extraordinary, non-recurring items shall be allocated to the Persons holding Interests with respect to the applicable Property at the time such extraordinary items occur.

10.9          Allocation of Nonrecourse Liabilities. The “excess nonrecourse liabilities” of the Company (within the meaning of Section 1.752-3(a)(3) of the Regulations) with respect to a particular Property shall be shared by the Members in accordance with their respective Ownership Percentages.

10.10      Alternative Allocations. It is the Members’ intention that each Member’s distributive share of income, gain, loss, deduction, credit (or item thereof) with respect to a particular Property be determined and allocated consistently with the provisions of the Code, including Sections 704(b) and 704(c) of the Code. If the Administrative Member reasonably deems it necessary in order to comply with the Code, the Administrative Member may allocate income, gain, loss, deduction or credit (or items thereof) arising in any Fiscal Year differently than as provided for in this Article 10 if, and to the extent, (a) allocating income, gain, loss, deduction or credit (or item thereof) with respect to a particular Property would cause the determinations and allocations of each Member’s distributive share of income, gain, loss, deduction or credit (or item thereof) attributable to such Property not to be permitted by the Code and any applicable Regulations or (b) such allocation would be inconsistent with a Member’s Interest relating to such Property taking into consideration all facts and circumstances; provided, however, that any allocation pursuant to this Section 10.10 shall not materially alter the economic agreement between or among the Members. Any allocation made pursuant to this Section 10.10 will be a complete substitute for any allocation otherwise provided for in this Agreement, and no further amendment of this Agreement or approval by any Member is necessary to effectuate such allocation. In making any such allocations under this Section 10.10 (“New Allocations”) the Administrative Member may act in reliance upon advice of counsel to the Company or the Company’s regular accountants that, in either case, in their respective opinions after examining the relevant provisions of the Code and any current or future proposed or final Regulations, the New Allocations are necessary in order to ensure that, in either the then-current year or in any preceding year, each Member’s distributive share of income, gain, loss, deduction, or credit (or items thereof) with respect to a particular Property is determined and allocated in accordance with the Code and such Member’s Interest. New Allocations made by the Administrative Member in reliance upon the advice of counsel or accountants as described in this Section 10.10 will be deemed to be made in the best interests of the Company and all of the Members consistent with the duties of the Administrative Member under this Agreement and any such New Allocations will not give rise to any claim or cause of action by any Member against the Company or the Administrative Member.

i NTD: To confirm with Arch Street.

ARTICLE 11
BOOKS AND RECORDS; REPORTS

11.1          Accounting Period; Outside Accountant. The Company’s accounting period shall be the Fiscal Year. The initial outside accountant for the Company and the Subsidiaries shall be KPMG, with any change in such designation being a Major Decision for purposes of this Agreement.

11.2          Records and Reports. At the expense of the Company, the Company shall maintain separate books and records for all accounting and operational purposes for the Company and each Master Lessee and its related Property. Bank accounts for the Company may be maintained separate from the bank accounts of the Subsidiaries or, at the election of the Administrative Member or to the extent required by any Loan, on a consolidated basis. All Company Expenses shall be charged to the appropriate Subsidiary. To the extent a Company Expense benefits one or more Subsidiaries, the Administrative Member will allocate such expense as appropriate among the Subsidiaries using its reasonable discretion. The Company must maintain records and accounts of all operations and expenditures of the Company and each Subsidiary on the accrual basis. The Company shall keep at its principal place of business the following records:

(a)               A current list of the full name and last known address of each Member and Economic Interest Owner;

(b)               Copies of records to enable a Member to determine the relative voting rights, if any, of the Members;

(c)               A copy of the Certificate of Formation of the Company and each Subsidiary, and all amendments thereto;

(d)               Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent years;

(e)               Copies of this Agreement, together with any amendments hereto, and the limited liability company agreement or the limited partnership agreement of each Subsidiary, and any amendments thereto; and

(f)                Copies of any financial statements of the Company or the Subsidiaries for the three (3) most recent years.

All books and records, in addition to those described in (a) through (f) above, shall at all times be maintained or made available to the Members and the Economic Interest Owners at the principal office of the Company and shall be open to the inspection, examination and copying of and by the Members, Economic Interest Owners, or their duly authorized representatives during reasonable business hours upon not less than five (5) Business Days advance notice to the Administrative Member.

11.3          Tax Matters. At the expense of the Company, the Partnership Representative shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All such returns shall be presented to the Members for review prior to filing and at least fifteen (15) days prior to any applicable filing deadline (including any applicable extensions), and the failure of a Member to object to any such tax return within seven (7) Business Days after the date such tax return is delivered to such Member shall be deemed an approval of any tax election contained therein for purposes of Section 5.2(b)(x) hereof. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after filing thereof.

11.4          Reports to Members.

(a)               Within forty-five (45) days after the close of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2021, the Administrative Member shall provide to the Members drafts of audited financial statements of the Company for such Fiscal Year, with final audited financial statements to be provided within sixty (60) days after the close of each Fiscal Year. Such financial statements shall be prepared in accordance with generally accepted accounting principles in the United States of America (including footnotes and year-end adjustments, but subject to estimated depreciation) and shall include an income and expense statement, statement of cash flows, and balance sheet which shall reflect the results of the operations of the Company for such Fiscal Year, the unpaid balance due on all obligations of the Company, a statement of changes in the Members’ equity, and all other information customarily reflected in similar financial statements and as reasonably requested by a Member.

(b)               The Administrative Member shall have prepared and delivered to the Members, (a) within twenty (20) days after the end of each month of each Fiscal Year with respect to the Company and each Subsidiary, (i) monthly income and expense statements and balance sheets, except with respect to the last month of each calendar year, (ii) a copy of cash disbursements ledger entries for such period, (iii) a copy of cash receipts ledger entries for such period, (iv) an aged receivables report, if applicable, (v) a trial balance, (vi) a variance analysis-budget vs. actual (line items 10% or greater), (vii) a copy of check registers, bank account statements and reconciliations, and (viii) a rent roll; and (b) within forty five (45) days after the end of each of the first three (3) calendar quarters of each Fiscal Year with respect to the Company and each Subsidiary, an unaudited income and expense statement, statement of cash flows, and balance sheet showing each Member’s Capital Account balance with respect to each such quarter. Such financial statements shall be prepared in accordance with generally accepted accounting principles in the United States of America, subject to estimated depreciation and the lack of footnotes and year-end adjustments.

(c)               The Partnership Representative shall cause to be prepared and delivered to the Members by February 15th of each Fiscal Year (i) a report (inclusive of a draft K-1 and various supporting documents) reflecting each Member’s share of the Company’s estimated taxable income for the immediately preceding Fiscal Year, and (ii) an annual depreciation schedule prepared in accordance with the alternative depreciation system using the straight-line method.

(d)               The Administrative Member shall maintain the books and records of the Company, and shall prepare the reports set forth in Sections 11.4(b) and (c), (i) on a “stand alone” basis for each Property, as if the investment in each Property were made pursuant to a separate joint venture agreement having the same parties and same economic terms as set forth in this Agreement (i.e., as if such Property were the sole asset of the Company), and (ii) on an aggregate basis taking into account all assets of the Company. Annually, by May 1 of each Fiscal Year, in connection with the preparation of tax returns under Section 11.3, the Administrative Member shall prepare or cause to be prepared a separate tax statement for each Property to be provided to Investor Member concurrently with Investor Member’s Schedule K-1 reflecting such “stand alone” treatment for tax purposes so that Investor Member can determine how Investor Member’s share of cash distributions, capital contributions and allocations of profits and losses for tax purposes for each Fiscal Year shall be apportioned to and among its members on a Property-by-Property basis. Such separate tax statements shall be prepared on a tax basis and in accordance with the federal income tax laws in effect during the applicable Fiscal Year. If the Administrative Member reasonably determines that any cash, revenue, liability, income, expense, gain, loss or other item is not clearly attributable to a specific Property, then the Administrative Member shall apportion such item to and among the Properties in any manner determined by the Administrative Member to be reasonable. The Administrative Member and the Members further acknowledge that the “stand alone” reports and financial statements may be augmented or modified as reasonably necessary or appropriate to enable the requirements described in the preceding sentence to be accomplished satisfactorily as reasonably determined by the Members. For the avoidance of doubt, it is anticipated that, to the extent permitted by applicable law (including Section 704 of the Code and the Regulations thereunder), the Company will prepare, file with the IRS, and send to the Investor Member, a single K-1 for each taxable year that is a composite of the “stand alone” Property-by-Property statements contemplated by this Section 11.4(d). To the extent that any costs or expenses of any tax audits are reasonably attributable to the application of this Section 11.4(d), as determined in the reasonable discretion of the Administrative Member, such costs and expenses shall be borne solely by the Investor Member, and the Investor Member shall not pursue recovery of any damages attributable to the application of this Section 11.4(d) from the Administrative Member.

(e)               In addition to the reports set forth above, the Administrative Member shall prepare and deliver to the Members such other reports as any Member may reasonably request from time to time.

ARTICLE 12
TRANSFERS

12.1          Covenants Regarding Transfers. Each of the Members hereby covenants and agrees that, except as otherwise expressly provided in this Article 12, such Member will not directly or indirectly assign, convey, sell, transfer, encumber, or in any way alienate (collectively a “Transfer”) all or any part of its Interest or permit the Transfer of any of the direct or indirect ownership interests in such Member without the prior written consent of all Members. Any attempted Transfer of all or any portion of an Interest without the necessary consent, or as otherwise permitted hereunder, shall (a) be null and void, (b) have no effect whatsoever, and (c) constitute a breach of this Agreement.

12.2          Permitted Transfers. Notwithstanding anything to the contrary contained in Section 12.1 above, but subject to Section 12.3 below:

(a)               The Orion Member may Transfer all or any part of its Interest to a Orion Permitted Transferee at any time, and such transferee shall become a substituted Member without the consent of any other Member. Additionally, for the avoidance of doubt, (i) the Transfer of direct and indirect interests in the Orion Member, and the issuance of new interests in the Orion Member, may occur at any time without the consent of any other Member, provided that the Interest of the Orion Member continues to be Controlled by a Orion Permitted Transferee, and (ii) interests in the Orion REIT may be Transferred without restriction.

(b)               Subject to the terms of Section 12.3 and 12.4 below, Transfers of the Interest of the Investor Member pursuant to an Investor Permitted Transfer shall be permitted at any time, and any Investor Permitted Transferee of the entire direct interest of the Investor Member in the Company shall become a substituted Member without the consent of any other Member. Additionally, for the avoidance of doubt, (i) the Transfer of direct or indirect interests in the Investor Member, and the issuance of new interests in the Investor Member, to an Investor Permitted Transferee may occur at any time without the consent of the Orion Member.

12.3          Conditions of Permitted Transfers. Any permitted Transfer of a Member’s Interest in the Company, including any Transfer permitted pursuant to Section 12.2 above, shall be subject to the following conditions, as applicable:

(a)             in the case of a direct transfer, the transferor, its legal representative, or authorized agent must have executed a written instrument of Transfer of such Interest in form and substance reasonably satisfactory to the Administrative Member;

(b)             in the case of a direct transfer, the transferee must have executed a written agreement, in form and substance reasonably satisfactory to the Administrative Member containing, without limitation, (i) the transferee’s agreement to assume all of the duties and obligations of the transferor under this Agreement with respect to the Transferred Interest and to be bound by and subject to all of the terms and conditions of this Agreement, and (ii) representations by the transferee comparable to the representations by the Members set forth in Article 4, as well as representations regarding the matters identified in Section 12.4 below;

(c)             in the case of a direct transfer, the transferor has expressly granted to such transferee the right to become a substituted Member with Approval Rights with respect to such Transferred Interest;

(d)             in the case of a direct transfer, the transferee must have executed such other documents and instruments as the Administrative Member may deem reasonably necessary to effect the admission of the transferee as a Member;

(e)             the transferee or the transferor must have paid the expenses incurred by the Company in connection with the admission of the transferee to the Company; and

(f)              in the case of a permitted direct transfer of the Investor Membership Interest, the Investor Member provides at least fifteen (15) Business Days’ prior notice to the Orion Member, provides information about the identity of the proposed transferee and its constituent members comparable to the information provided about the Investor Member in connection with the execution of this Agreement, including such information as the Orion Member reasonably requires in order to make the determinations described in Section 12.4 below, and complies with the any additional reasonable due diligence requests of the Orion Member with respect to the proposed transferee.

12.4          Prohibition on Certain Transfers. Notwithstanding anything to the contrary provided in this Article 12, no Member may Transfer all or part of its Interest, or permit the Transfer of any direct or indirect ownership interests in such Member, and any Transfer or purported Transfer shall be null and void and the Company shall not recognize the transferee, purported transferee, or purported beneficial owner of such Interest as a direct or indirect holder of an Interest in the Company for any purpose, if the Administrative Member determines that such action would (a) violate, or require registration or qualification under, applicable federal, state, or foreign securities laws; (b) cause any of the representations, warranties or covenants set forth in Article 4 to be untrue, incorrect or incomplete in any material respect with respect to the transferee (including, without limitation, violation of any Anti-Terrorism Laws, or status as a Prohibited Person), (c) in the case of a direct transfer, create a material risk of adverse tax consequences to any Member (other than to the transferor and transferee), (d) require the filing of, or create a material risk of adverse consequences by not filing, a voluntary notice with the Committee on Foreign Investment in the United States (“CFIUS”) in connection with such Transfer, (e) cause the Company to be in breach of or default under the terms of any Loan Documents, or (f) threaten or result in a liquidation of the Company. Prior to effecting any Transfer of an Interest, the transferor shall provide reasonable assurances to the Company that the proposed Transfer would not cause the consequences described in this Section 12.4.

12.5          Bankruptcy. Any Member which suffers a Bankruptcy shall be a “Bankrupt Member” for purposes hereof. The Interest of a Bankrupt Member shall vest in the trustee, receiver or administrator of the Bankrupt Member’s estate. The Company shall not be dissolved and terminated as a result of a Member becoming a Bankrupt Member. A Bankrupt Member’s successor in interest shall be an Economic Interest Owner in the Company only and shall continue to have the Economic Interest associated with its Interest, but shall have no Approval Rights.

ARTICLE 13
DISSOLUTION AND TERMINATION

13.1          Dissolution.

(a)             The Company shall be dissolved upon the first to occur of any of the following:

(i)                 the unanimous consent of the Members to dissolve the Company; and

(ii)              the occurrence of any event which, as a matter of law, requires that the Company be dissolved.

(b)             The Company shall not be dissolved upon the occurrence of any of the following events (each, an “Event of Dissociation”):

(i)                 With respect to any Member, upon the Transfer of all of such Member’s Interest;

(ii)              With respect to any Member, upon the voluntary withdrawal, retirement or resignation of the Member by notice to the Company;

(iii)            With respect to any Member that is an Entity, the filing of articles of dissolution or the dissolution and liquidation of such Entity;

(iv)             With respect to any Member that is a trust, upon termination of the trust;

(v)               With respect to any Member, the Bankruptcy of the Member; or

(vi)             Any other event that terminates the continued membership of a Member in the Company.

Within ten (10) days following the happening of any Event of Dissociation with respect to a Member, such Member must give notice of the date and the nature of such event to the Company and each other Member.

(c)             Any successor in interest of a Member as to whom an Event of Dissociation occurred shall become an Economic Interest Owner but shall not be admitted as a Member with Approval Rights except in accordance with Article 12 hereof.

(d)             A Member shall not voluntarily withdraw from the Company or take any other voluntary action that causes an Event of Dissociation, except as otherwise authorized by this Agreement.

(e)             Unless otherwise approved by all of the Members or otherwise provided herein, a Member who suffers or incurs an Event of Dissociation or whose status as a Member is otherwise terminated (a “Withdrawing Member”), regardless of whether such termination was the result of a voluntary act by such Withdrawing Member, shall not be entitled to receive the fair value of its Membership Interest, and such Withdrawing Member shall become an Economic Interest Owner.

(f)                Any damages for breach of Section 13.1(d) may be offset against distributions by the Company to which the Withdrawing Member would otherwise be entitled.

13.2          Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its Business, except as permitted by the Delaware Act, and the Liquidators shall proceed to wind up the Business in accordance with this Agreement.

13.3          Winding Up, Liquidation and Distribution of Assets.

(a)             Upon dissolution, an accounting shall be made by the Company’s accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Administrative Member, or if none, the Person or Persons selected by the Members (the “Liquidators”), shall immediately proceed to wind up the affairs of the Company.

(b)             If the Company is dissolved and its affairs are to be wound up, the Liquidators shall:

(i)                 Sell or otherwise liquidate all of the Company’s and the Subsidiaries’ assets as promptly as practicable (except to the extent the Liquidators may determine to distribute any assets to the Members in kind if agreed upon by all of the Members);

(ii)              Allocate any Net Profit or Net Loss resulting from such sales to the Members and Economic Interest Owners in accordance with Article 10 hereof;

(iii)            Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company; and

(iv)             Distribute the remaining assets to the Members, either in cash or in kind (if approved by the Members), in accordance with Section 9.2 of this Agreement.

If any assets of the Company are to be distributed in kind, the net fair market value of such assets shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of this Agreement to reflect such deemed sale.

(c)             Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Member’s Capital Account.

(d)             Notwithstanding anything to the contrary contained herein, no distribution shall be made in violation of the Delaware Act.

(e)             Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

13.4          Certificate of Cancellation. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation will be executed and filed with the Secretary of State of Delaware in accordance with the Delaware Act.

13.5          Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of the Member’s Capital Account. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Account of one or more Members, including, without limitation, all or any part of that Capital Account attributable to Capital Contributions, then such Member or Members shall have no recourse against any other Member and the Members will be entitled to any amounts that are distributable to them pursuant to Section 13.3(b)(iv).

ARTICLE 14
PROPERTY SALE OPTION

14.1          Sale of Properties.

(a)               The sale procedure (the “Property Sale Procedure”) described in this Article 14 may be initiated by the Investor Member at any time.

(b)               In the event the Investor Member initiates the Property Sale Procedure pursuant to Section 14.1(a) above, (for purposes of this Article 14, the Investor Member shall be referred to herein as the “Commencing Member”), then the Commencing Member shall initiate such Property Sale Procedure by giving written notice thereof to the Orion Member. Thereafter, the Members shall in good faith cooperate and negotiate for a period of thirty (30) days as to (i) the gross sale price for the Properties, (ii) the marketing efforts to be undertaken, and (iii) the other terms and conditions of a sale of such Properties to a third party purchaser.

14.2          Sale Option.

(a)               Generally. If the Members are unable to reach agreement on the matters set forth in Section 14.1 within the thirty (30) day period set forth therein, then the Commencing Member may deliver a written notice (a “Sale Notice”) to the Orion Member (hereinafter referred to as the “Responding Member” for purposes of this Article 14) setting forth the gross sale price at which the Commencing Member proposes to sell the Properties (the “Target Sale Price”). The Target Sale Price must be in an amount equal to at least the sum of (i) the amount of any indebtedness directly or indirectly secured by the Properties through Master Lease Financing, including all fees, yield maintenance and penalty amounts, and/or other payments applicable to any prepayment of such indebtedness, and (ii) any other indebtedness or obligation owed by the Company and the Subsidiaries to third parties.

Until the date that is forty-five (45) days after receipt of a Sale Notice, the Responding Member may deliver to the Commencing Member a written notice (a “Purchase Notice”) electing to purchase the Properties. In the event the Responding Member does not exercise its right to purchase the Properties within such forty-five (45) day period, then the Commencing Member shall be entitled to proceed with a sale of the Properties pursuant to the provisions of this Section 14.2.

(b)               Purchase Election. In the event the Responding Member timely exercises its right to purchase the Properties following its receipt of a Sale Notice, the Responding Member (hereinafter referred to as the “Purchasing Member”) shall purchase the Properties in accordance with the following terms and conditions:

(i)             The price payable by the Purchasing Member to the Commencing Member (hereinafter referred to as the “Selling Member”) for the Properties (the “Purchase Option Purchase Price”) shall equal the amount which the Selling Member would receive under this Agreement if the Properties were sold for cash to an unrelated Person for a gross sale price equal to the Target Sale Price and the Distributable Cash from Capital Transactions resulting from such sale were distributed to the Members pursuant to Section 9.2, after payment of all indebtedness directly or, by virtue of Master Lease Financing, indirectly secured by such Properties, including all fees, yield maintenance and penalty amounts, and/or other payments applicable to any prepayment of such indebtedness, after paying all other indebtedness and obligations owed by the Company and the Subsidiaries to third parties, and after liquidating any Reserves then existing and without establishing any additional Reserves.

(ii)            Within ten (10) days after delivering its Purchase Notice, the Purchasing Member shall deposit with First American Title Insurance Company (Atlanta, Georgia NCS office) an earnest money deposit equal to $2,000,000.00, which deposit shall be held in escrow and applied against the Purchase Option Purchase Price at closing.

(iii)           The purchase of the Properties shall be closed and consummated on a date specified by Purchaser in the Purchase Notice, which date shall be at least forty five (45) days but not more than sixty (60) days after delivery of the Purchase Notice. Closing shall take place on the designated closing date by delivery of documents through First American Title Insurance Company (Atlanta, Georgia NCS office).

(iv)           At the closing, the Master Lessees shall deliver to the Purchasing Member all documents customarily required (or reasonably required by the Purchasing Member) to convey the Properties to the Purchasing Member, which documents shall be in form and substance reasonably satisfactory to the Purchasing Member. Title to the Properties shall be conveyed free and clear of any Master Lease Documents or other Loan Documents and without any other exceptions not included in the Master Lessees’ title insurance policies or not otherwise permitted by the terms of this Agreement or previously approved by the Company. Alternatively, upon the mutual agreement of the parties, the purchase transaction may be structured as a conveyance of membership interests in the Company or the Subsidiaries.

(v)           Rentals and other income, as well as taxes and operating expenses with respect to the Properties (to the extent not payable directly or reimbursable by the tenants of the Properties), shall be prorated between the Company and the Purchasing Member at closing. In the event accurate prorations and other adjustments cannot be made at closing because current bills or statements or other information is not available, the parties shall prorate on the best available information, subject to adjustment after the closing as the actual amounts to be prorated are determined.

(vi)          Closing costs, such as transfer taxes and title insurance premiums shall be allocated between the Company and the Purchasing Member in accordance with customary practices in the state, county, and municipality in which the Properties are located. The Purchasing Member and the Selling Member each shall pay its own attorneys’ fees and expenses.

(vii)         Pending the closing, the Properties shall be operated and maintained and the business of the Master Lessees conducted consistent with prior practices and then current Property Operating Budgets. On the Business Day immediately preceding the closing, the Company shall make a distribution of any Distributable Cash from Operations pursuant to Section 9.1 hereof. The Purchase Option Purchase Price for the Properties and all other amounts payable in connection with the transaction contemplated hereby shall be payable at the closing by federal wire of immediately available funds.

(viii)        In the event that the Responding Member delivers a Purchase Notice but thereafter defaults in its agreement to acquire the Properties on the scheduled date of closing, then the Responding Member’s earnest money deposit shall be disbursed to the Selling Member as full liquidated damages on account of the Responding Member’s default. In addition, the Selling Member thereafter may, without further consent of the Responding Member, cause the Company to market the applicable Properties in accordance with the terms of Section 14.2(c) below, provided that the gross sale price for the Properties may be marketed and sold for less than 95% of the Target Sale Price.

(c)               Sale Election. In the event the Responding Member does not exercise its right to purchase the Properties within the time period specified in Section 14.2(a) above, then the Commencing Member may, without further consent of the Responding Member, cause the Company to market the Properties at a gross sale price equal to not less than ninety-five percent (95%) of the Target Sale Price for a period of six (6) months (the “Sales Period”). If the Company, at the direction of the Commencing Member, fails to enter into a Qualifying Agreement (as defined in Section 14.2(d) below) for the sale of the Properties during the Sales Period, the Commencing Member shall not be entitled to cause the Company to continue to market or sell the Properties without submitting a new Sale Notice to the Responding Member and following the procedures set forth in Section 14.2(a) above with respect to such Sale Notice. If the Commencing Member succeeds in obtaining a Qualifying Agreement for the sale of the Properties during the Sales Period then the Company shall proceed to sell the Properties pursuant to such Qualifying Agreement.

(d)               Qualifying Agreement. “Qualifying Agreement” shall mean a purchase and sale agreement for the sale of all, but not less than all, of the Properties which meets the following requirements:

(i)             The gross sale price in such transaction must equal or exceed ninety-five percent (95%) of the Target Sale Price and will be paid in full, in cash, at the closing (subject to customary prorations, credits, and cost allocations);

(ii)            The purchaser thereunder shall have a reasonably demonstrable financial capability to make the deposits required under the agreement and to provide the equity that, together with generally available conventional mortgage financing, will be sufficient to pay the purchase price;

(iii)           Closing is required within 60 days of the date of execution of the purchase and sale agreement, with no rights of extension other than one 30-day extension period beyond such 60 days;

(iv)           The purchaser shall not be an Affiliate of the Commencing Member; and

(v)            The sale of the Properties shall be without representations or warranties as to the physical condition of the improvements constructed on the Properties other than such representations and warranties as are generally accepted as being standard and customary with respect to the sale of similar properties.

(e)               Marketing. During the Sales Period, the Commencing Member may require the Company (i) to incur reasonable and customary expenses in connection with the marketing of the Properties, such as the preparation of studies and brochures and legal fees to prepare and negotiate agreements, and (ii) to retain on a nonexclusive or exclusive basis one or more brokers designated by the Commencing Member, provided that (A) such brokers are not Affiliates of the Commencing Member, and (B) the commissions or fees payable to such broker(s) are consistent with commissions and fees payable to brokers in connection with the sale of properties similar to the Properties.

(f)                Administrative Member Responsibilities. If the Commencing Member is not the Administrative Member and the Administrative Member does not exercise its right to purchase the Properties, the Administrative Member shall, at the Commencing Member’s direction, and at the Company’s expense, exercise reasonable efforts to enter into any arrangement and take any action that the Commencing Member is entitled to require pursuant to this Section 14.2. The Administrative Member shall, at the Company’s expense, arrange for property tours, inspections and studies of the Properties and obtain title commitments, environmental and construction reports, market studies or other materials to facilitate the marketing and sale of the subject Properties as requested by the Commencing Member.

ARTICLE 15
ORION REIT WARRANTS

In connection with the execution of this Agreement, the parties acknowledge and agree that the Orion REIT will grant the Investor Member (or its designated Affiliate) a warrant (the “Warrant”) to purchase common shares in Orion REIT pursuant to the form Warrant attached hereto as Exhibit H.

ARTICLE 16
MISCELLANEOUS PROVISIONS

16.1          Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the Delaware Act, excluding any conflicts-of-law rule or principle that might refer to the governance or the construction of this Agreement to the law of another jurisdiction.

16.2          No Action for Partition. No Member has any right to maintain any action for partition with respect to the property of the Company or any Subsidiary.

16.3          Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations. Each Member also agrees to amend this Agreement in a manner that is not of significant material impact to the Member but is required by any Loan.

16.4          Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

16.5          Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

16.6          Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

16.7          Rights and Remedies Cumulative. Except as expressly provided in this Agreement, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

16.8          Exhibits. All exhibits referred to in this Agreement and attached hereto are incorporated herein by this reference.

16.9          Successors and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure solely to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

16.10      No Third Party Rights. None of the provisions of this Agreement shall be construed to create any rights or benefits in any Entity other than the Members, any Officers, any Indemnitees, Guarantors and their respective legal representatives, transferees, successors, and assigns, subject to the limitations on Transfer contained herein. For the avoidance of doubt, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor.

16.11      Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic means and such execution will be deemed to be an original.

16.12      Federal Income Tax Elections; Partnership Representative.

(a)               For all purposes permitted or required by the Code, the Members constitute and appoint the Orion Member as the Partnership Representative, or if the Orion Member is no longer the Administrative Member, or if the Orion Member resigns as the Partnership Representative, then such other Person as shall be selected by a Majority in Interest of the Members shall serve as the Partnership Representative. This appointment is made pursuant to the provisions of Section 6223 of the Code and the Partnership Representative shall act on behalf of the Company for purposes of Sections 6221 through 6241 of the Code. Each Member hereby consents to the Orion Member serving as the Partnership Representative and agrees that, upon request of the Partnership Representative, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Partnership Representative may resign at any time by giving written notice to the Company and each of the other Members. The Partnership Representative shall be authorized, on behalf of the Company, to designate a Person to act as the Partnership Representative’s Designated Individual at such time and in such manner as may be prescribed by the Regulations.

(b)               The Partnership Representative shall represent the Company (at the Company’s expense) in connection with any disputes, controversies or proceedings with the Internal Revenue Service or with any state, local, or non-U.S. taxing authority involving the Company, and subject to the terms of Section 5.2 in the case of any such action which constitutes a Major Decision, the Partnership Representative shall be authorized and entitled to (i) sign consents, enter into settlement and other agreements with such authorities with respect to any such examinations or proceedings, (ii) expend the Company’s funds for professional services incurred in connection therewith, and (iii) take such actions on behalf of the Company in any and all proceedings with the Internal Revenue Service and any other such taxing authority as it reasonably determines to be appropriate. The Members agree to cooperate in good faith to timely provide information, make elections and file amended tax returns, all as reasonably requested by the Partnership Representative in connection with the Revised Partnership Audit Procedures. The Partnership Representative shall periodically update the Members as to the status of any disputes, controversies, or proceedings.

(c)               The Partnership Representative shall give prompt notice to the Members of (i) the receipt by the Partnership Representative of written notice that a federal, state or local taxing authority intends to examine the Company’s income tax returns for any year; (ii) receipt by the Partnership Representative of written notice of a final partnership adjustment under Code Section 6231; and (iii) receipt of any request by the Partnership Representative from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to any tax return of the Company. The Partnership Representative shall give each Member at least five (5) Business Days’ advance notice of the time and place of (x) any administrative proceeding relating to the determination of a material tax item at the Company level and (y) any discussions with the Internal Revenue Service relating to a material item of allocation pursuant to this Agreement. The Partnership Representative shall keep all Members reasonably informed of the progress of any tax audits or examinations.

(d)               In the event of any controversy with the Internal Revenue Service or any other taxing authority involving the Company, the outcome of which may adversely affect the Company, directly or indirectly, or the amount of allocation or profits, gains, credits or losses of the Company to an individual Member, the Partnership Representative shall cause the Company to incur such reasonable expenses as the Partnership Representative deems necessary or advisable and in the interest of the Company in connection with any such controversy, including, without limitation, attorneys’ and accountants’ fees.

(e)               The Partnership Representative may cause the Company, in connection with any audit or proposed adjustment by the Internal Revenue Service, to make a valid election pursuant to Section 6226 of the Code and to comply with any requirements necessary to the continued validity of such election and accordingly to require each Person who was a Member during the Fiscal Year of the Company that was audited (a “Review Year”) to personally bear any tax, interest and penalty resulting from adjustments based on such audit, and shall notify each such Person (and the Internal Revenue Service) of its share of such audit adjustments. Each Member agrees to the foregoing, even if such Person is no longer a Member at the time of the assessment of such tax, interest or penalty.

(f)                In the event that the Company is unable (or otherwise fails) to make an election pursuant to Section 6226 of the Code and the Company is subject to an entity-level tax (including any interest, addition to tax, or penalties related thereto, an “Entity Tax”) as a result of adjustments to items of income, gain, deduction, loss or credit of the Company for any Review Year, then (i) each Member agrees that each Person who was a Member during the Review Year, even if such Person is no longer a Member (unless a transferee Member has agreed to bear such liability in an appropriate document evidencing a Transfer effectuated in accordance with Article 12 hereof), shall pay to the Company, upon thirty (30) days’ written notice from the Partnership Representative requesting the payment, an amount equal to such Person’s proportionate share of such liability (including such Member’s share of any additional accrued interest assessed against the Company relating to such Member’s share of the assessed amounts), as reasonably determined by the Partnership Representative, based on the amount each such Person would have borne (computed at the tax rate used to compute the Company’s liability, as may be adjusted pursuant to clause (ii) below) had the Company’s tax return for such Review Year reflected the audit adjustment, and the expense for the Company’s payment of such Entity Tax shall be specially allocated to such Persons (or their successors) in such proportions, and (ii) the Partnership Representative will use commercially reasonable efforts to (x) if a Member was a tax-exempt entity during such Review Year, reduce the amount of such Entity Tax liability owed by the Company on account of the tax-exempt status of such Member as provided in Section 6225(c)(3) of the Code, (y) if a Member was a C corporation or an individual during such Review Year, reduce the amount of such Entity Tax liability owed by the Company on account of such status as provided in Section 6225(c)(4) of the Code, and (z) reduce, to the extent possible, the Entity Tax liability based on any other provisions of the Code or Regulations thereunder that may be applicable in such circumstance. At the reasonable discretion of the Orion Member, with respect to current Members, the Company may alternatively allow some or all of a Member’s obligation pursuant to the preceding sentence to be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement provided that such application to and reduction of the distributions shall apply to all current Members having a share of the assessment, pro-rata based on the Members’ shares of the assessment.

(g)               The Members acknowledge and agree that the Company may pay tax obligations under this Section 16.12 that relate to a period prior to the time a Member was admitted to the Company as a Member or when the Member’s Economic Interest was less, and the Company, after reasonable efforts, may be unable to collect payments from Review Year Members pursuant to clause (f) of this Section 16.12. Consequently, a Member at the time of payment by the Company may bear the burden of tax obligations related to adjustments to tax items from which the Member did not benefit.

(h)               The Orion Member is specifically directed and authorized to take whatever steps in its discretion it deems necessary or desirable to perfect the Orion Member’s designation as Partnership Representative, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as the Orion Member in its discretion determines may from time to time be required or advisable under the Regulations. Subject to the terms of Section 5.2 in the case of any such action which constitutes a Major Decision, each Member hereby agrees to the Partnership Representative extending the statute of limitations with respect to such Member regarding “partnership tax items” (without the further consent of such Member being required).

(i)                 The provisions contained in this Section 16.12 shall survive the dissolution of the Company and the withdrawal of any Member or the Transfer of any Member’s Membership Interest and/or Economic Interest in the Company. The provisions of this Section 16.12 shall survive the termination of the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members, and any other proceeding with any other such taxing authority, and for the Members to satisfy their obligations hereunder. Each Member shall file tax returns consistent with the tax treatment set forth in the Company’s tax returns.

(j)                 Neither the Partnership Representative nor the Designated Individual shall have personal liability arising out of his, her or its good faith performance of his, her or its duties as the Partnership Representative or Designated Individual hereunder, and the Company shall pay all reasonable out-of-pocket costs of the Partnership Representative and Designated Individual in connection with his, her or its representation of the Company as the Partnership Representative or Designated Individual, as applicable. The provisions on limitations of liability of the Administrative Member and Members and indemnification set forth in Article 5 hereof shall be fully applicable to the Partnership Representative and the Designated Individual in his, her or its capacity as such.

16.13      Notices. Any and all notices, offers, demands, or elections required or permitted to be made under this Agreement shall be in writing, signed by the party giving such notice, and shall be deemed given and effective (a) when hand-delivered (either in person by the party giving such notice, or by its designated agent, or by commercial courier), (b) when sent via facsimile with confirmation of delivery, (c) when sent via electronic mail, (d) on the first Business Day (as evidenced by proof of mailing) following the deposit of such notice, postage prepaid, with a reputable, international, overnight courier with instructions for next-day delivery or (e) on the third Business Day following the day (as evidenced by proof of mailing) upon which such notice is deposited, postage pre-paid, certified mail, return receipt requested, with the United States Postal Service, or its legal successor, and addressed to the other party at such party’s respective address as set forth on Exhibit A, or at such other address as the other party may hereafter designate by notice.

16.14      Amendments. Except as otherwise permitted in Section 8.5(c), Section 10.10, Article 12, or Article 14, any amendment to this Agreement shall be made in a writing identifying itself as an amendment to this Agreement and shall be executed by all of the Members. For the sake of clarity, this Agreement may be amended by the Administrative Member without prior consent of any Member whenever required by law or reasonably deemed necessary by the Administrative Member to effect changes of a ministerial nature that do not materially and adversely affect the rights or increase the obligations of the Members.

16.15      Invalidity. The invalidity or unenforceability of any particular provision of this Agreement as to any Persons or circumstances shall not affect the other provisions hereof, and this Agreement shall be valid and enforced to the fullest extent permitted by law. If any particular provision herein is construed to be in conflict with the provisions of the Delaware Act, the provisions of this Agreement shall control to the fullest extent permitted by applicable law. Any provision found to be invalid or unenforceable shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in a manner which is valid and enforceable to the fullest extent permitted by law.

16.16      Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.

16.17      No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Delaware Act, and expressly disavow any intention to form a partnership under any partnership act or laws of any state. The Members do not intend to be partners one to another or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

16.18      Certification of Non-Foreign Status. In order to comply with Section 1445 of the Code and the applicable Regulations thereunder (as amended from time to time), in the event of the disposition by the Company of a United States real property interest as defined in the Code and Regulations, each Member shall provide to the Company an affidavit stating, under penalties of perjury, (a) the Member’s address, (b) United States taxpayer identification number, (c) that the Member is not a foreign person as that term is defined in the Code and Regulations and (d) that the Member is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Regulations. Failure by any Member to provide such affidavit by the date of such disposition shall authorize the Administrative Member to withhold the applicable percentage (currently 15%) of each such Member’s distributive share of the amount realized by the Company on the disposition.

16.19      Entire Agreement. This Agreement, contains the entire agreement between the parties relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein.

16.20      Fiduciary Duties. In accordance with and subject to Section 18-1101(c) of the Delaware Act, the Members hereby acknowledge and agree that the provisions of this Agreement, to the extent they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto otherwise existing at law or in equity, replace completely and absolutely such other duties (including fiduciary duties) and liabilities relating thereto and further acknowledge and agree that such provisions are fundamental elements to the agreement of the Members to enter into this Agreement, and without such provisions the Members would not have entered into this Agreement.

16.21      Confidentiality.

(a)               The Members acknowledge and agree that the Company is a private company. No Member shall disclose the terms of this Agreement to any other Person without first obtaining the consent of each other Member. Each Member also agrees that it shall not disclose via public announcements, press releases, interviews or otherwise, any financial statements or financial information, any business, financial or operational plans, any financial or other analysis, or any summaries, strategies, pro formas, evaluations, agreements, plans, or projections of or pertaining to the Company or any other proprietary information of the Company (defined to include all information not previously publicly disclosed by the Company and/or by the Members) unless such Member first obtains the prior written consent of each other Member. Notwithstanding the foregoing, the Administrative Member shall be entitled to disclose such information as may be reasonably be required to lenders or prospective lenders in connection with any financing application and to prospective purchasers (and their lenders) of the Properties.

(b)               Any documents provided by one party to another party pursuant to this Agreement shall be kept confidential and shall not be disclosed to any Person, except: (i) as may be required by applicable law or regulation; (ii) as may be required in connection with a Legal Proceeding; (iii) as may be required or permitted under Section 16.21(a) above; or (iv) with the consent of the party that provided such documents to the other party.

(c)               Notwithstanding anything to the contrary contained herein: (i) the provisions of this Section 16.21 shall not apply to information that is in the public domain or otherwise generally available to the public; and (ii) any Member may disclose the information described in subsections (a) and (b) of this Section 16.21 as follows: (A) to such Member’s direct and indirect owners, Affiliates, attorneys, accountants, or other advisors so long as such Persons are informed by such Member of the confidential nature of such information and are directed by such Member to treat such information confidentially; or (B) to the extent such Member reasonably deems necessary or desirable pursuant to any court or governmental order, applicable securities or other laws or regulations, or financial reporting requirements.

16.22      Brokerage. Each Member hereby represents and warrants to the other and to the Company that, it has not dealt with any broker, investment bank, or other intermediary and that no fee is owed to any of the foregoing in connection with the formation of the Company or the agreements set forth in this Agreement. Each Member hereby agrees to indemnify the other and the Company against, and agrees to hold one another and the Company harmless from, any liability or claim (and all expenses, including attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for any other brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to the formation of the Company or the conduct of the Company’s Business.

16.23      Consent to Jurisdiction; Waiver of Jury Trial. Any action, suit, or proceeding in connection with this Agreement may be brought against any Member or the Company in the United States District Court for the Southern District of New York, if it has or can acquire jurisdiction, or if it does not or cannot acquire jurisdiction, then the courts of the State of New York in New York County, each Member and the Company hereby consenting and submitting to the jurisdiction thereof, and service of process may be made upon any Member or the Company, by certified or registered mail, at the address to be used for the giving of notice to such Member. In any action, suit, or proceeding in connection with this Agreement, each Member and the Company hereby waives any claim that any court set forth in this Section 16.23 is an inconvenient forum. IN ADDITION, THE PARTIES SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT OR THE RELATIONSHIP OF THE MEMBERS. THE FOREGOING WAIVER IS MADE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY BY THE PARTIES.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MEMBERS:

ORION OFFICE REIT LP, a Maryland limited partnership

By:	/s/ Michelle Bushore
Name: Michelle Bushore
Title: Executive Vice President, Chief Legal Officer, and Secretary

Signature Page to Amended and Restated Limited Liability Company Agreement of
OAP/VER VENTURE, LLC

OAP HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Aysha Almudhaf
Name: Aysha Almudhaf
Title: Vice President

Signature Page to Amended and Restated Limited Liability Company Agreement of
OAP/VER VENTURE, LLC